UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

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Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106
www.fairchildsemi.com

Notice of Annual Stockholders’ Meeting

and Proxy Statement

DATE	Wednesday, May 6, 2009

TIME	8:00 a.m.

PLACE	Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, Maine

ITEMS OF BUSINESS	1.	Elect directors (proposal summary at page 4).

2.	Approve stock option exchange program for employees other than directors and executive officers (proposal summary at page 6).

3.	Approve amendment to Fairchild Semiconductor 2007 Stock Plan (proposal summary at page 12).

4.	Approve amendment and restatement of Employee Stock Purchase Plan (proposal summary at page 23).

5.	Ratify independent registered public accounting firm.

6.	Attend to other business that may come before the meeting.

RECORD DATE	March 12, 2009

HOW TO VOTE	•	Fill in, sign, date and mail the proxy or voting instruction card included with this notice;

•	Vote by telephone or on the Internet using the directions on the voting instruction card (if your shares are held by a broker, bank or other nominee); or

•	Attend the meeting in person.

See page 1 of the proxy statement and the proxy or voting instruction card for more information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2009	This Proxy Statement and our Annual Report to Stockholders are available at www.edocumentview.com/FCS.

IMPORTANT	Please vote as soon as possible to save additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting.

By order of the board of directors,

Mark S. Thompson, Chairman, President and Chief Executive Officer

Paul D. Delva, Secretary

April 3, 2009

PROXY STATEMENT

Annual Stockholders’ Meeting

May 6, 2009

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 6, 2009. The Proxy Statement and our 2008 Annual Report to Stockholders are Available at www.edocumentview.com/FCS.

The annual stockholders’ meeting will take place on Wednesday, May  6, 2009 at 8:00 a.m. at Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine.

Why We Are Sending You this Proxy Statement

The board of directors is soliciting your proxy to vote your shares at the upcoming stockholders’ meeting. As a result, we are sending you the information in this proxy statement. Our annual report, which includes our audited financial statements for the fiscal year ended December 28, 2008, accompanies this proxy statement, but it is not incorporated in it and is not to be regarded as part of the proxy solicitation material. This proxy statement and accompanying annual report are being mailed to stockholders on or about April 3, 2009.

The proxy process gives you the opportunity to direct how your shares will be voted, whether or not you attend the meeting in person. If you return the enclosed card, your shares will be voted according to your instructions. Specify your choices by marking the appropriate boxes on the card. If you sign and return the card without specifying choices, your shares will be voted as recommended by the board of directors. If you are a beneficial owner, as described below, and your shares are held by a bank or broker, you may also vote by telephone or on the Internet by following the directions on your voting instruction card.

Your Form of Share Ownership Affects How You Can Vote

Most stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or nominee:

Stockholders of record are those whose shares are registered directly in their names with our transfer agent, Computershare Trust Company, N.A. These stockholders receive proxy materials directly from our transfer agent and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record, a proxy card is enclosed for your use.

Beneficial owners are those whose shares are held in a bank or brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. You may also vote by telephone or on the Internet by following the directions on your voting instruction card. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Your Proxy Can Be Revoked

Signing and returning the proxy card will not affect your right to attend the annual meeting and vote in person. If you are a stockholder of record and do attend the annual meeting in person, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy. If your shares are held in street name, you must contact your broker or other nominee prior to the meeting if you wish to revoke prior voting instructions.

Voting Rights of Stockholders and Other Requirements

Who May Vote. All holders of Fairchild Semiconductor common stock at the close of business on March 12, 2009 are entitled to vote. On that date there were 123,796,362 shares of common stock outstanding.

Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you return your proxy card or voting instruction card, or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting.

Broker Non-Votes. Broker non-votes occur when nominees, such as brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only if they are permitted to do so under New York Stock Exchange rules. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposal 1 (election of directors) and Proposal 5 (ratification of independent registered public accounting firm). On Proposal 2 (approve stock option exchange program for employees other than directors and executive officers), Proposal 3 (amendment of 2007 stock plan ) and Proposal 4 (amendment and restatement of employee stock purchase plan), if you are a beneficial owner and do not give your broker or nominee specific voting instructions, your shares cannot be voted on those proposals, and your shares would then be referred to as “broker non-votes” on that proposal. Broker non-votes will count toward the quorum for the meeting.

Voting Rights of Stockholders. In the election of directors, stockholders have cumulative voting rights. Under cumulative voting, each stockholder is entitled to as many votes as equals the number of shares of common stock held by that stockholder on the record date multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. If you vote by proxy, your votes will be cast and cumulated in the proxyholders’ discretion, which may include voting for less than all nominees so as to elect the maximum number of the nominees named on the proxy card, except that none of your votes will be cast for any nominee for whom you instruct that the vote be withheld. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee. In all matters other than the election of directors, stockholders are entitled to one vote for each share of common stock held.

Votes Required to Approve Proposals. In the election of directors (Proposal 1), the candidates who receive the most votes will be elected to the available positions on the board. If you vote and are part of the quorum, your shares will be voted so as to elect the maximum number of the nominees named on the proxy card unless you give instructions to “withhold” votes. Withholding votes and broker non-votes will not influence voting results for Proposal 1. Abstentions may not be specified in the election of directors.

The proposals to approve the stock option exchange program for employees other than directors and executive officers (Proposal 2), amend the 2007 stock plan (Proposal 3) and amend and restate the Employee Stock Purchase Plan (Proposal 4) will be approved if a majority of the shares outstanding vote on that proposal and a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against these proposals because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor. Broker non-votes will count toward the quorum for the meeting, but they will not count in the number of shares present and entitled to vote on Proposals 2, 3 and 4.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009 (Proposal 5) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1. Election of Directors.

Proposal Summary

The following incumbent directors have been nominated for election for one-year terms and until their successors are elected and qualified:

Name	Age	Position
Charles P. Carinalli	60	Principal, Carinalli Ventures
Randy W. Carson	58	Former Chief Executive Officer, Electrical Group, Eaton Corporation
Anthony Lear	61	Former Senior Vice President and Regional Executive, Greater China, NXP Semiconductors
Thomas L. Magnanti	63	Institute Professor and Former Dean of Engineering, Massachusetts Institute of Technology
Kevin J. McGarity	63	Former Senior Vice President, Worldwide Sales and Marketing, Texas Instruments Incorporated
Bryan R. Roub	67	Former Senior Vice President and CFO, Harris Corporation
Ronald W. Shelly	65	Former President, Solectron Texas
Mark S. Thompson	52	Chairman, President and CEO, Fairchild Semiconductor International, Inc.

Unless otherwise specified by stockholders, proxies will be voted for these eight nominees. Each nominee has consented to his nomination and, to our knowledge, will serve as a director if elected. If a nominee becomes unavailable before the election, proxies may be voted for other persons recommended by the board. Proxies cannot be voted for more than eight persons. The size of the board is currently set at nine positions. There will be one vacancy on the board until the board either fills the vacancy or reduces the size of the board. The persons named on the proxy card will have discretionary authority to vote proxies cumulatively for eight nominees in the election of directors.

The board of directors unanimously recommends voting “for” the above nominees.

Details on each nominee follow below.

Charles P. Carinalli, age 60, Principal, Carinalli Ventures.

Mr. Carinalli became a director in February 2002. He has over 35 years of experience in the semiconductor industry. From 1999 to 2001, he was Chairman and Chief Executive Officer of Adaptive Silicon, Inc., a fabless semiconductor company. From 1996 to 1999 he was President and Chief Executive Officer of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is a director of Extreme Networks, Inc. and Atmel Corporation.

Randy W. Carson, age 58, Former Chief Executive Officer, Electrical Group, Eaton Corporation.

Mr. Carson became a director in March 2009 and is nominated for stockholder election for the first time at our upcoming meeting. From 2000 to February 2009, Mr. Carson was Chief Executive Officer of Eaton Corporation’s Electrical business segment, a manufacturer of power distribution and power quality equipment with 2008 revenues of approximately $6.9 billion. Mr. Carson will retire from Eaton in May 2009 following 10 years with the company. Prior to Eaton, Mr. Carson held several executive positions with Rockwell International.

Anthony Lear, age 61, Former Senior Vice President and Regional Executive, Greater China, NXP Semiconductors

Mr. Lear became a director in September 2008. He was Senior Vice President and Regional Executive of NXP Semiconductors, an international semiconductor manufacturing company, from its spin off from Philips Semiconductors in October 2006 until his retirement in July 2007. He was previously Senior Vice President and General Manager Greater China at Philips Semiconductors from 2003 to 2006. Prior to that, he held several senior management positions at Philips Semiconductors, SSMC, Seagate Microelectronics, Integrated Power Semiconductors and Texas Instruments. In connection with these positions he served as chairman of the supervisory board of Advanced Semiconductor Manufacturing Ltd. (ASMC), a Shanghai-based public semiconductor manufacturer, and was chairman of the board of directors of Jilin NXP Semiconductor Ltd., a joint-venture manufacturing company in Jilin, China.

Thomas L. Magnanti, age 63, Institute Professor and Former Dean of Engineering, Massachusetts Institute of Technology.

Professor Magnanti became a director in September 2003. He has been a faculty member at the Massachusetts Institute of Technology since 1971 and was Dean of Engineering from 1999 to 2007. He was a founding co-director of MIT’s Leaders for Manufacturing and Systems Design and Management Programs and currently directs the Singapore—MIT Alliance for Research and Technology. His research and teaching interests focus on large-scale optimization, with applications to production planning and scheduling, transportation planning, facility location, logistics and communication systems design.

Kevin J. McGarity, age 63, Former Senior Vice President, Worldwide Sales and Marketing, Texas Instruments Incorporated.

Mr. McGarity has been a director since November 2005. From 1988 to 1999, he served as Senior Vice President of Worldwide Marketing and Sales for Texas Instruments. From 1972 until 1988, Mr. McGarity held various sales and marketing roles within Texas Instruments, including five years based in Europe. He is currently a technology consultant to global companies in the semiconductor industry. He is a director of Altera Corporation.

Bryan R. Roub, age 67, Former Senior Vice President and Chief Financial Officer, Harris Corporation.

Mr. Roub became a director in March 2004. He was Senior Vice President and Chief Financial Officer of Harris Corporation, an international communications equipment and systems company, from 1984 until his retirement in 2006. He was previously Executive Vice President-Finance at Midland-Ross Corporation. Prior to that, he was a member of the audit staff of Ernst & Ernst. He is a past Chairman of Financial Executives International (FEI) and a member of the American Institute of CPAs.

Ronald W. Shelly, age 65, former President, Solectron Texas.

Mr. Shelly became a director in June 1998. Until 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. Mr. Shelly has more than 33 years of experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President of Custom Manufacturing Services.

Mark S. Thompson, age 52, Chairman of the Board of Directors, President and Chief Executive Officer, Fairchild Semiconductor International, Inc.

Mr. Thompson became a director in May 2005 and was elected chairman of the board of the board in May 2008. He has been President and Chief Executive Officer of Fairchild Semiconductor since May 2005, and was previously Executive Vice President, Manufacturing and Technology Group, from when he joined the company in December 2004 until his promotion to President and CEO. He has over 23 years of high-technology industry experience. Prior to joining the company in 2004, Mr. Thompson had been Chief Executive Officer of Big Bear Networks, Inc., since August 2001. He was previously Vice President and General Manager of Tyco Electronics, Power Components Division and, prior to its acquisition by Tyco, was Vice President of Raychem Corporation’s Electronics OEM Division. He is a director of Cooper Industries, Ltd. and American Science and Engineering, Inc.

Effective as of our 2009 annual stockholders’ meeting, our director Robert F. Friel will be retiring from our board of directors. The board of directors acknowledges and thanks Mr. Friel for his valued contributions and service to the company.

Proposal 2. Proposal to Approve Stock Option Exchange Program For Employees Other Than Directors and Executive Officers.

Proposal Summary

Our board of directors recommends approval of a stock option exchange program in which non-executive employees could voluntarily exchange some of their underwater stock options for a lesser number of restricted stock units (RSUs). Highlights of the proposal are as follows:

•	We believe the program will provide renewed incentives for our employees and increase their motivation in the current difficult economic climate.

•	We expect the program will significantly reduce “overhang”—the dilution to stockholders’ ownership represented by outstanding and unexercised stock options and other stock-based awards.

•

Only options with per-share exercise prices greater than the highest trading price of our common stock in the 52-week period preceding the day we begin the program will be eligible for exchange. (Options issued during that 52-week period will be excluded, regardless of exercise price.)

•	Members of our board of directors and all Securities and Exchange Act Section 16 officers (executive officers), including our named executive officers, will be excluded from this exchange.

•

New RSUs with a roughly equivalent economic value based on the fair value of the options at the time of the exchange will vest over the four-year period following the new grant date, regardless of whether the surrendered options are partially or fully vested, thus requiring employees to continue their employment with us in order to realize the benefit from the new awards.

•

We will cancel all options surrendered in the program. To the extent the number of options surrendered exceeds the number of RSUs issued in exchange, all excess options will be cancelled and not available for grant under our stock plan, either as options or as other awards. As a result, the total number of shares available for future grants under our stock plan will not increase as a result of this option exchange program.

The board of directors unanimously recommends stockholders vote “for” this Proposal 2.

Key Data:

Assuming we commence the proposed option exchange program on May 6, 2009, and our per-share 52-week high price of our common stock was $15.00 immediately preceding the commencement of the exchange program, and based on options outstanding data as of February 16, 2009, options to purchase 9,342,106 shares would be eligible for exchange. The closing price of our common stock on December 26, 2008 (the last trading day of our 2008 fiscal year) was $4.61 per share. The actual number of eligible options, RSUs to be issued, exchange ratios and overhang changes will depend on our stock price and trailing 52-week high on the day we begin the exchange program, as further described below. The following table summarizes information regarding all the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of February 16, 2009.

Before the Proposed Exchange Program:
Total shares underlying all outstanding options	19,734,692
Weighted average exercise price of outstanding options	$19.33
Weighted average remaining contractual life of outstanding options	2.91 years
Total shares underlying all other outstanding equity awards	1,358,139
Total shares available for awards(1)	13,606,439
Total equity overhang(2)	28.01%

After the Proposed Exchange Program (Assuming 100% Participation):
Total shares underlying all outstanding options	10,392,586
Weighted average exercise price of outstanding options	$17.70
Weighted average remaining contractual life of outstanding options	2.57 years
Total shares underlying all other outstanding equity awards	1,901,195
Total shares available for awards(1)	13,606,439
RSUs issuable upon exchange	543,056
Total equity overhang(2)	20.91%

(1)	Figures assume Proposal 3 below, in which we are proposing to add 4,591,554 shares to our stock plan, is approved by stockholders. If Proposal 3 is not approved by stockholders, then total shares available for awards would be 9,014,885.

(2)	Total equity overhang is defined as the total number of options and other equity awards outstanding plus shares available for future grant, divided by the number of shares of common stock outstanding on February 16, 2009. The total number of shares of common stock outstanding on February 16, 2009, was 123,876,499. Figures assume Proposal 3 below, in which we are proposing to add 4,591,554 shares to our stock plan, is approved by stockholders. If Proposal 3 is not approved by stockholders, then total equity overhang before the exchange would be 24.3% and total equity overhang after the exchange (assuming 100% participation) would be 17.2%.

Background and Reasons Why We Believe You Should Vote For this Proposal.

Our equity award program is intended to attract, retain and motivate key employees. Traditional stock options remain an important element of our equity award program. Options constitute a major component of employees’ total equity award holdings throughout the company, and thus serve as an important retention incentive to the extent option exercise prices are lower than market prices. Our stock price declined precipitously in the second half of 2008 and remains at historically low levels as a result of the recent global economic downturn and the resulting deterioration in the stock price of technology companies in general and of semiconductor sector companies such as Fairchild Semiconductor in particular. Our Mobile, Computing, Consumer and Communication (MCCC) and Power Conversion, Industrial and Automotive (PCIA) segments, in particular, have been adversely impacted by the global economic environment as our end user markets have experienced reduced demand. Additional pressure on our stock price has been caused by the anticipated decrease in our net revenue and earnings per share as a result of the uncertain global economic environment. While we have made significant changes to simplify and streamline our organization, improve our cost structure and strengthen our competitiveness, our stock price has nevertheless declined. As a result, the retention value of outstanding stock options has been significantly undermined. As of February 16, 2009, all of our outstanding stock options were “underwater,” meaning their exercise prices were higher than the market value of our common stock.

Even though these stock options will not be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books and dilute stockholders’ ownership interests for up to 10 years from the grant date, unless they are exchanged, cancelled or otherwise forfeited. In addition, we will continue to expense the cost of these stock options for as long as they remain outstanding, even though they are unlikely to be exercised.

We have structured the proposed exchange program to strike a balance between stockholder and employee interests. The employees whom we expect to participate in the program are an important resource and are critical to our future growth. We believe they would benefit from an enhancement in the retentive value of their equity awards. We believe our stockholders will also benefit from improving our retention of these employees, as well as from the reduction in ownership dilution that would result from the cancellation of a large number of outstanding options and the issuance of significantly fewer RSUs in their place. In addition, using an exchange program rather than simply granting additional new awards to supplement underwater options, avoids additional dilution to our stockholders’ interests and significant financial expense.

The compensation committee’s objective is to provide employees with RSUs with a value, in the aggregate, substantially equivalent to the value of the exchanged underwater options, determined using the lattice-based binomial model. This means that the employees who elect to participate in the program are expected to receive a number of RSUs with an aggregate value substantially equal to the current aggregate value of the options surrendered in the exchange. Although the program will be value neutral based on the lattice-based binomial model, based on the above assumptions it would have a cost of approximately $815,000 under FAS 123(R); see “Details of the Proposed Option Exchange Program—Accounting Treatment” below. Additionally, the new RSUs would have a new four-year vesting schedule, requiring employees to continue their employment with us in order to realize the benefit from the new awards.

General Overview of the Proposed Option Exchange Program.

If stockholders approve this proposal, eligible employees will be offered an opportunity to voluntarily surrender eligible options they currently hold and in return receive new RSUs, based on ratios determined at the time of the exchange, as described below. (In this proxy statement, when we refer to participating employees, we mean only those employees who are eligible to participate; when we refer to options surrendered in the program, we mean only those options that are eligible to be surrendered.) RSUs represent our commitment to deliver to the recipient a specified number of shares, subject to vesting and other terms and conditions described below. In all cases, the number of shares subject to the new RSUs will be substantially fewer than the number of shares subject to the options exchanged. Assuming a $4.50 stock price at the time of the exchange, the ratios of surrendered options for new RSUs would vary from 12.5 to 1, to 43.0 to 1, depending upon the exercise price of the surrendered options. Actual exchange ratios will be established by our compensation committee when the exchange offer begins, based on the share price as of that date.

We would cancel all options surrendered in the program. Upon surrender, we will replace the options with RSUs, based upon the ratios determined at the time of the exchange. To the extent the number of options surrendered exceeds the number of RSUs issued in exchange (based on the pre-determined ratios) all excess options will be cancelled and not available for grant under our stock plan, either as options or as other awards. As a result, the total number of shares available for future grants under our stock plan will not increase as a result of this option exchange program.

Details of the Proposed Option Exchange Program.

Implementing the Option Exchange Program. Our compensation committee and board of directors authorized the program on February 25, 2009, subject to stockholder approval. If approved by our stockholders, we expect to file an exchange offer with the Securities and Exchange Commission (SEC) and distribute it to employees after the annual stockholders’ meeting. Once filed, employees would have at least 20 business days from the date we begin the exchange offer to elect to exchange any or all of their eligible options for new RSUs. Once the exchange offer is closed, surrendered options would be cancelled, and the new RSUs would be granted in accordance with the applicable exchange ratios. Our compensation committee would retain the authority to abandon or postpone the program at any time before the expiration of the election period.

Eligible Options. Only options with per-share exercise prices greater than the highest trading price of our common stock on the New York Stock Exchange during the 52-week period before we begin the exchange offer will be eligible for exchange. In addition, options issued during that 52-week period will be ineligible, regardless of exercise price.

Eligible Employees. The program would be open to all employees worldwide who hold eligible options except for executive officers, members of our board of directors and employees located in countries where we decide, in our sole discretion, that it is not practical under local law to offer the program. It is possible that we would need to make modifications to the terms offered to employees in countries outside the United States, either to comply with local requirements, or for tax or accounting reasons. The program also would not be available to former employees or retirees. Voting in favor of this proposal does not constitute an election to participate in the program.

Exchange Ratios. The number of options that an employee must surrender to obtain new RSUs is called the “exchange ratio.” For example, an exchange ratio of 18.0 to 1 means that an employee must surrender options to purchase 18 shares in order to receive a new RSU for 1 share. All employees who elect to participate in the program would be required to exchange a larger number of options in exchange for a lesser number of new RSUs. The exchange ratio applicable to each option will be determined by our compensation committee when we begin the exchange offer, based on the exercise price of such option and the share price of our common stock on the date, with the objective of achieving an aggregate incremental compensation cost of approximately $815,000 under FAS 123(R) based on modeling at the time of this stockholder proposal, spread over the four years following the program.

The following table summarizes information regarding the eligible options and the RSUs that would be granted in the exchange program, assuming we commence the exchange program on May 6, 2009, and assuming a $4.50 stock price at the time of the exchange, a minimum exercise price of eligible options of $15.00 per share and that all currently eligible options remain outstanding and all currently eligible employees remain eligible to participate:

Exercise Prices of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Contractual Life of Eligible Options (Years)	Exchange Ratio (Eligible Options: new RSUs)	Maximum Number of New RSUs That May Be Granted
$15.00 - $17.99	2,964,045	$16.25	3.80	12.5:1	237,124
$18.00 - $18.99	1,530,762	$18.50	3.62	16.0:1	95,673
$19.00 - $22.99	1,635,706	$19.85	3.01	18.0:1	90,873
$23.00 - $24.99	1,834,695	$23.03	2.76	21.0:1	87,366
$25.00 and above	1,376,898	$33.73	1.40	43.0:1	32,021

Total	9,342,106	$21.16	3.07		543,056

For example, if an employee elects to exchange options to purchase 10,000 shares of our common stock with an exercise price of $19.00, that employee would receive 555 new RSUs (10,000 shares divided by the exchange ratio of 18.0 to 1). No fractional shares will be subject to RSUs, and we will round down to the nearest whole number after applying the applicable exchange ratio to avoid fractional shares.

The exchange ratios are structured to ensure that the RSUs granted in connection with the exchange program will have an aggregate fair value no greater than the aggregate fair value of the stock options surrendered, based on modeling at the time of this stockholder proposal. For purposes of establishing the exchange ratios, the options subject to the exchange program have been valued using a binomial lattice model. This model relies on the following inputs: stock price volatility, expected employee turnover, expected rates of exercise, risk-free interest rates and expected dividends. These inputs are established based on a review of our historical stock price volatility levels and current implied volatility rates, annual employee turnover rates and employee exercise behavior of in-the-money options. We assumed no dividends in light of our historical practice of not paying dividends. Based on these modeling assumptions as of February 16, 2009, if all of the eligible options are exchanged for RSUs in accordance with the exchange ratios, options to purchase approximately 9,342,106 shares, having an aggregate fair value of approximately $2,687,068, will be surrendered in exchange for approximately 543,056 RSUs having an assumed fair market value of approximately $2,443,752.

Election to Participate. Participation in the program would be completely voluntary. Employees may hold multiple options. Under the program, employees would have the choice whether to exchange any or all of their eligible options. However, employees would not be permitted to exchange only a portion of a single grant for new RSUs, but rather would be required to exchange all of the eligible options within that single grant, and employees would not be permitted to exchange only a portion of their grants that have exercise prices within a single range of exercise prices, but rather would be required to exchange all of the eligible options within that single range of exercise prices.

Vesting of New RSUs. The new RSUs would be subject to a new vesting schedule and would be completely unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested. Each new RSU would vest in 25% increments on the first four anniversaries of the new RSU grant date, provided the recipient remains employed by us on the vesting dates. As a result, eligible employees would have to continue their employment in order to realize any benefit from the new RSUs.

We would be obligated to deliver shares of our common stock to participants under the new RSUs upon vesting. New RSUs that are not vested at termination of employment would be forfeited upon termination.

Other Conditions of New RSUs. The other terms and conditions of the new RSUs would be governed by the Fairchild Semiconductor 2007 Stock Plan, as amended (which we refer to as our stock plan), and would be set forth in an award agreement to be entered into as of the new RSU grant date. The stock plan is described in detail in Proposal 3 below. In Proposal 3, we are proposing to add shares to the stock plan to support our next annual award cycle. The RSU awards and the issuance at vesting of shares of our common stock underlying vested RSUs would be covered by a registration statement filed with the Securities and Exchange Commission on a Form S-8.

Cancellation of Surrendered Options and Inability to Regrant. We would cancel all options surrendered in the program at the effective time of the proposed exchange. To the extent the number of options surrendered exceeds the number of RSUs issued in exchange (based on the pre-determined ratios) all excess options will be cancelled and not available for grant under our stock plan, either as options or as other awards. Options that are not surrendered in the program, including those that are not eligible for exchange, those held by employees and directors who are ineligible to participate, and those that employees decide not to surrender, will be unaffected and will remain exercisable according to their terms.

Accounting Treatment. The exchange program will be accounted for under Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (FAS 123(R)). Under these rules, the exchange of options for RSUs will be characterized as a modification of the exchanged options. As a result, the difference, if any, between the fair value of the new RSUs over the fair value of the exchanged options determined as of the time of the exchange are expected to result in additional compensation expense in FAS 123(R) terms. The accounting consequences will depend in part on participation levels as well as on the exchange ratios and vesting schedules established at the time of the option exchange, however the program will cost the company approximately $815,000 under FAS 123(R) based on modeling at the time of this stockholder proposal. We believe this expense strikes an appropriate balance between the interests of employees and stockholders.

U.S. Federal Income Tax Consequences. The exchange of options should be treated as a non-taxable exchange and neither we nor our employees should recognize any income for U.S. federal income tax purposes upon the grant of the new RSUs. Upon the delivery of shares under the new RSUs, the recipient will have ordinary income equal to the value of the shares at that time and the company will be entitled to a corresponding deduction. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.

Potential Modification to Terms to Comply with Governmental Requirements. As indicated above, the terms of the option exchange program would be described in a tender offer statement on Schedule TO that we would file with the SEC. Although we do not anticipate that the SEC would require us to modify the terms of the program materially, it is possible that we would need to alter the terms of the program to comply with comments from the SEC. In addition, we intend to make the program available to our employees who are located outside of the United States, where permitted by local law and where we determine it would be practicable to do so. It is possible that we would need to make modifications to the terms offered to employees in countries outside the United States either to comply with local requirements, or for tax or accounting reasons. We reserve the right not to conduct the program in any country in which we deem it inadvisable to do so for any reason.

Benefits of the Option Exchange Program to Employees. Because an employee’s decision to participate in the exchange program is completely voluntary, we cannot predict who will participate, how many options employees will elect to exchange, or the number of new RSUs that we may grant. As noted above, our executive officers and members of our board of directors are not eligible to participate in the program. Assuming that each other eligible employee were to participate to the maximum extent possible, the following RSUs would be issued:

Recipients	Number of RSUs	Dollar Value*
Executive Officers and Directors as a Group	Not Eligible	Not Eligible
Non-Executive Officer Employee Group	543,056	$2,443,752

*	Assumes a stock price of $4.50, and exchange ratios of 12.5:1, 16.0:1, 18.0:1, 21.0:1 and 43.0:1 for exercise price ranges of $15.00-$17.99, $18.00-$18.99, $19.00-$22.99, $23.00-$24.99 and $25.00 and above, respectively. The actual value that the recipient receives will depend on the stock price at the time that the RSU vests.

Effect on Stockholders. We believe stockholders will benefit from the reduction in dilution of ownership that will result from the cancellation of options exchanged in the program. We also believe stockholders will benefit as our employees respond to the enhanced retention and employee engagement incentives offered by the program at an acceptable incremental compensation expense to the company. However, we cannot predict with certainty the impact the option exchange program would have on our stockholders because, among other things, we are unable to predict how many employees will elect to participate and how many options they will choose to exchange.

Required Vote and Board of Directors Recommendation. To be approved, this proposal must receive “for” votes from holders of a majority of the shares of our common stock present or represented at the meeting and entitled to vote, provided that the total votes cast on the proposal represent over 50% of the outstanding stock entitled to vote on the proposal. Abstentions will have the same effect as an “against” vote. Broker non-votes will have no effect on the outcome.

Proposal 3. Proposal to Approve Amendment to the Fairchild Semiconductor 2007 Stock Plan.

Proposal Summary

We propose to amend the Fairchild Semiconductor 2007 Stock Plan to add 4,591,554 shares, 3.72% of undiluted shares outstanding on the record date. These new shares, when added to shares available under the plan, will support our 2009-2010 annual equity grant cycle and allow for expected recruitment and retention grants until the 2010 annual stockholders’ meeting, when we would expect to request shares for the next annual cycle.

A complete copy of the plan, as amended, is attached as Exhibit A. The plan is our sole plan for providing equity compensation to our employees and directors. Although shares remain subject to issuance pursuant to outstanding awards that were made under prior plans, no awards have been made under prior plans since the 2007 stock plan was approved by stockholders.

You are urged to read this entire proposal and the complete plan document. We continue to believe that providing equity-based compensation is necessary to keep and attract employees that we compete for, and thus retain stockholder value.

The board of directors unanimously recommends voting “for” this Proposal 3.

Key Data:

The following table summarizes information regarding all the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of February 16, 2009.

	Assuming Option Exchange Program in Proposal 2 is Approved, and 100% Participation			Assuming Option Exchange Program in Proposal 2 is Not Approved
	Exercisable	Non-Exercisable	Total	Exercisable	Non-Exercisable	Total
Total shares underlying all outstanding options	9,260,971	1,131,615	10,392,586	17,568,644	2,166,048	19,734,692
Weighted average exercise price of outstanding options	—	—	$17.70	—	—	$19.33
Weighted average remaining contractual life of outstanding options	—	—	2.57 years	—	—	2.91 years
Total shares underlying all other outstanding equity awards	—	—	1,901,195	—	—	1,358,139
Shares available for awards, all plans	—	—	9,014,885	—	—	9,014,885
Shares of common stock issued and outstanding:
Undiluted			123,876,499			123,876,499
Diluted(1)			145,185,165			153,984,215

(1)	Includes all outstanding option and other equity awards, and shares available for all awards under all plans.

Why We Believe You Should Vote For this Proposal.

The board of directors recommends that stockholders approve this proposal because it believes our continued ability to grant an appropriate number of equity-based awards remains important for the company to continue to compete for key employee talent against other high-technology companies. We believe that our equity award practices are within the mainstream of those at peer technology companies, and at a level that appropriately balances the company’s need for effective equity-based compensation with stockholders’ interests in minimizing the dilution caused by equity awards. Approximately 1,800 employees and 7 non-employee directors are currently eligible to participate in the plan.

The Continuing Need for Equity Awards to Remain Competitive. The equity-based awards we grant to our key employees are also commonplace among companies with which we compete for senior management and other key employees, including product line managers, semiconductor design engineers and field application engineers. As a result, we expect to continue providing equity awards as a key component of total compensation to attract and retain our key employees.

We have reduced our annual rate of award grants relative to the total number of shares outstanding on an undiluted basis (commonly known as the “burn rate”) from approximately 6.5% in 2001 to approximately 2.6% in 2008. We state our burn rate using the methodology utilized by RiskMetrics Group. We expect our burn rate for 2009 at target performance to be approximately 3.7%. Initial 2008 benchmarking research performed by our compensation committee consultant shows our peers have an average annual burn rate of 3.5%, placing us at the 50th percentile among those peer companies for which 2008 data are available.

The following table shows our equity award practices compared to our current peer group over the past three years by burn rate and overhang. See “Compensation Discussion and Analysis—Competitive Positioning” below for more information regarding our peer group.

	Annual Burn Rates (%)(1)
Percentile of Companies in Peer Group	2008	2007	2006		Total Equity Overhang (%)(2)
25th Percentile	2.3	2.6	2.0		19.6
Average	3.5	4.0	3.6		23.2
50th Percentile	2.6	3.4	2.4		21.6
75th Percentile	3.2	4.1	4.1		28.4
Fairchild Semiconductor (excluding PUs)	2.6	2.1	2.2	(3)	20.91
Fairchild Semiconductor (PUs measured at target)	3.0	2.6	3.6	(3)	20.91

(1)	2008 data represents eight companies in our peer group. 2007 data represents thirteen companies in our peer group. 2006 data represents fourteen companies in our peer group.
(2)	Total equity overhang is defined as the total number of stock options and other equity awards outstanding plus shares available for future grant, divided by the number of shares of common stock outstanding on February 16, 2009. Figures assume stockholders approve this proposal and the option exchange program recommended in Proposal 2. If Proposal 2 is not approved by stockholders, then total equity overhang would be 28.01%. Peer group data is as of the end of the last completed fiscal year as disclosed as of February 24, 2009.
(3)	Does not include a one-time employment inducement grant of 75,000 stock options, 40,000 PUs and 20,000 RSUs outside our equity plan to Mr. Frey, our executive vice president, CFO and treasurer.

Source:	Radford Surveys and Consulting. Data was gathered from our named peer group companies from their latest public filings with the Securities and Exchange Commission as of February 24, 2009.

The following is a list of some of the plan features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•

Option Exercise Prices Must Not Be Lower than Fair Market Value on the Grant Date. Our stock plan prohibits granting options or SARs with exercise prices lower than the fair-market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

•

No Repricings Without Stockholder Approval. The plan prohibits the repricing of stock options and SARs without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or SAR) as well as indirect repricings (canceling an outstanding stock option or SAR and granting a replacement stock option or SAR with a lower exercise price). On February 25, 2009, our board of directors approved a stock option exchange program for submission to the company’s stockholders for approval. This program is described further under Proposal 2 above.

•

Limited Ability to Grant Full-Value (i.e., Non-Option) Awards. The number of shares that may be issued during the term of the plan under “full-value awards” (meaning awards other than stock options and SARs), is limited under the plan by operation of the share formula in which full-value awards count on a 2-for-1 basis against the pool of shares available for issuance under the plan. This formula-based limitation allows us to grant the number of full-value awards that the compensation committee and board of directors believe is necessary to remain competitive over the next year. The compensation committee and board of directors also believe that the use of this formula-based limitation provides added flexibility in determining the mix of option and full-value awards necessary to adapt to changing equity grant practices in our industry, while ensuring that stockholders are not subject to excessive dilution.

•

Vesting Restrictions on Restricted Stock, RSUs and Deferred Stock Units (DSUs). Grants of restricted stock, RSUs and DSUs that are not performance-based must have vesting periods over at least three years, except in cases of retirement. If awards are performance-based, then performance must be measured over a period of at least one year.

•

Limited Grants of DSUs to Non-Employee Directors. Under the plan, we may grant no more than 15,000 DSUs to non-employee directors upon their first election to the board and no more than 15,000 DSUs per year for service on the board; provided, however, that the non-employee director designated as independent chairman of the board of directors or lead independent director may receive an annual award of up to two times the annual award granted to other non-employee directors. We currently grant non-employee directors 10,000 DSUs upon initial election to the board and 7,000 DSUs per year of service. See “Director Compensation” below for a more detailed discussion of our current director compensation program.

•

No “Recycling” of Shares from Exercised Awards. Shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or SAR, unissued shares resulting from the settlement of SARs in stock, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the plan.

In summary, the board of directors believes that stockholder approval of this Proposal 3 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees (see “Compensation Discussion and Analysis” below). Accordingly, the board of directors recommends that stockholders vote “for” this proposal.

A summary of the proposed plan follows.

Background and Purpose of the Plan.

The plan was adopted by our board of directors on February 14, 2007 and was approved by stockholders at their annual meeting on May 2, 2007. The plan replaced the company’s former stock plan (or “Prior Plan”), and all previously adopted stock option plans of the company, except the 2000 Executive Stock Option Plan; see “Securities Authorized for Issuance Under Equity Compensation Programs” below. Awards are no longer made under any of the prior plans.

The purpose of the plan is to provide directors, officers and employees with incentives for the future performance of services that are linked to the profitability of the company’s businesses and to the interests of its stockholders. The plan is also intended to encourage officers, employees, non-employee directors and individual consultants to own company stock, so that they may establish or increase their proprietary interest in the company and align their interests with the interests of the stockholders.

Description of Principal Features of the Plan.

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit A. Stockholders are urged to read the plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Under the Plan. The plan allows the following types of awards:

•	stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	stock appreciation rights (SARs), alone or in conjunction with stock options;

•	shares of restricted stock and restricted stock units (RSUs), including performance units (PUs);

•	deferred stock units (DSUs); and

•	incentive bonuses and tax offset bonuses.

Administration. The plan is administered by the compensation committee of the board of directors. Members of the compensation committee are appointed by the board of directors. The committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined therein;

•	determine which persons are plan participants, to which participants awards will be granted and the timing of any such awards;

•

grant awards and determine their terms and conditions, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting or ability to retain any award;

•	prescribe and amend the terms of the agreements or other documents evidencing awards;

•

interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith and for the benefit of the company; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.

In addition, the compensation committee has the authority to delegate to one or more officers of the company the authority to perform any or all things that the committee is authorized and empowered to do or perform under the plan, other than with respect to matters required by law to be determined by the committee; provided, however, that the resolution or policy so authorizing such officer or officers must specify that the total number of awards (if any) such officer or officers may award pursuant to such delegated authority, and any such award, shall be subject to the form of award agreement approved by the committee. All decisions and actions of the committee are final. Subject to certain limitations, the committee has the authority to delegate the administration of the plan, and the plan permits the company’s board of directors to exercise the committee’s powers, other than with respect to matters required by law to be determined by the committee. The compensation committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right (SAR) by repricing or replacing such stock option or SAR unless the company has obtained the prior consent of its stockholders.

Stock Subject to Plan. The maximum number of shares that may be issued under the plan (prior to the amendment proposed here) is equal to 6,002,065, plus (i) any shares that remained available for issuance under the Prior Plan as of May 2, 2007, and (ii) any awards under the Prior Plan that remained outstanding as of May 2,

2007, and that on or after May 2, 2007 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

A total of 2,473,758 shares remained available for issuance under the Prior Plan as of May 2, 2007, and a total of 2,983,419 shares that were subject to awards that had remained outstanding under the Prior Plan as of May 2, 2007, had ceased to be subject to such awards as of December 28, 2008. The board believes, based on the recommendation of the compensation committee, that an additional number of shares equal to 4,591,554 is necessary to satisfy projected grants under the plan for our February 2010 annual grant, and for recruitment and retention awards over the next year. As of March 2, 2009, the market value of our common stock was $3.18 per share.

As described above, the plan provides that each share issued under awards other than options or SARs (“full-value awards”) count against the number of shares available under the plan as two shares for purposes of debiting against the shares that remain available for issuance under the plan. Shares issued under options or SARs count against the shares available under the plan as one share. The board of directors believes this formula-based limit allows for the issuance of a sufficient number of full-value awards to satisfy our projected needs, while providing the flexibility to change the mix of awards as necessary.

Shares of common stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into this plan), in whole or in part, the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of SARs in stock and shares purchased by us in the open market with the proceeds of exercised stock options do not become available for issuance as future awards under the plan. Also, if the stockholders approve the stock option exchange program described in Proposal 2, the shares underlying the surrendered options, in excess of those required for the new RSUs issued in the exchange, would not become available for future equity-based grants under the plan. Under the plan, no single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any fiscal year, and no more than 500,000 shares of restricted stock and DSUs, or other performance based awards that are Qualified Performance Based Awards (constituting performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code) may be granted to any participant in any fiscal year in the aggregate. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the plan that is intended to satisfy the requirements for Qualified Performance Based Awards shall not exceed $5,000,000.

In the event of any change in capitalization of the company, such as a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event that affects the number of kind of shares of the company outstanding, the committee or board will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

Eligibility. Only employees, within the New York Stock Exchange meaning of the term (including officers), non-employee directors and certain individual consultants of Fairchild Semiconductor and its present or future subsidiaries and affiliates are eligible for grants under the plan. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of the company’s businesses and to the interests of its stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors as the committee deems relevant in connection with accomplishing the purpose of the plan.

The following table shows the number of shares underlying grants of all types of awards under the plan during the last completed fiscal year to each executive officer named in the Summary Compensation Table in this proxy statement, all executive officers (including those not named in the Summary Compensation Table) at the end of the year as a group, all non-employee directors at the end of the year as a group, and all employees, including all current officers who are not executive officers, as a group:

Name and Position	Total Number of Plan Awards Granted(1)
Mark S. Thompson Chairman and President and Chief Executive Officer	153,334

Mark S. Frey Executive Vice President, Chief Financial Officer and Treasurer	23,200

Allan Lam Executive Vice President, Worldwide Sales and Marketing—Asia	23,200

Robert J. Conrad Executive Vice President and General Manager, Mobile, Computing, Communications and Consumer Products Group	23,200

Justin Chiang Executive Vice President and General Manager, Power Conversion, Industrial and Automotive Products Group	27,600

Executive Officer Group (including executive officers named above)	300,801

Non-Executive Officer Employee Group	1,870,739

Non-Employee Director Group	56,481

(1)	Includes stock options and RSUs. Because the company did not achieve the threshold performance target for fiscal 2008, no PUs were actually earned in 2008; see “Compensation Discussion and Analysis—Performance Unit Targets and 2008 Payout.”

Non-Employee Director Grants. Grants to non-employee directors are subject to strict limitations specified in the plan. The plan provides for a non-employee director to receive an award of not more than 15,000 DSUs upon his or her initial appointment to the board, and an award of not more than 15,000 DSUs per year for service on the board, with “year” for this purpose meaning the director’s term following election at the annual stockholders’ meeting. (Our current equity compensation program for non-employee directors provides for an award of 10,000 DSUs upon initial election and 7,000 DSUs per year; see below under “Director Compensation.”) The non-employee director designated as independent chairman of the board of directors (or lead independent director in the event the position of chairman of the board and the office of chief executive officer are held by the same person as is currently the case), may receive awards of up to twice the number of DSUs awarded each year to other non-employee directors. The annual DSU grants are made soon following the stockholders’ meeting or, in cases where a new director is elected by the board between stockholders’ meetings, either upon or promptly following the new director’s joining the board. The DSU annual grant is prorated in such cases to reflect that portion of the term that the director serves. All non-employee directors’ DSU awards are subject to vesting in one-third increments on the first three anniversaries of the annual meeting date (in the case of the annual award) or the grant date (in the case of the award upon initial election), subject to earlier vesting upon the director’s retirement from the board after age 65, or after age 55 if the director’s age plus years of service on the board equals 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than as a result of removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of three years following the grant date, or such longer minimum period as established by the compensation committee. The committee has set this period at five years. Equity awards to non-employee directors will be made only in accordance with the foregoing terms. Vested DSUs and settled shares would count toward the director’s required holdings under our director stock ownership guidelines. This director equity program, including the ownership guidelines, was adopted by the board based on the recommendation of the compensation committee and the advice of compensation consultants retained by and reporting to the compensation committee. See “Director Compensation” below for a more detailed discussion of our current director compensation program.

Terms and Conditions of Stock Options. Stock options granted to participants may be granted alone or in addition to other awards granted under the plan and may be of two types: incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to be incentive stock options. To date, all options granted by the company have been non-qualified stock options. All stock options granted under the plan are evidenced by a written agreement between the company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.

Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the compensation committee may determine. If the committee provides that any stock option is exercisable only in installments, the committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the committee may at any time accelerate the exercisability of any stock option.

The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares otherwise deliverable upon exercise.

Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, or in certain cases to a trust or partnership solely for the benefit of a family member for estate planning purposes.

Following termination of employment, options are generally exercisable for 30 days, except if the termination is the result of the option holder’s death or disability or qualifying retirement, in which cases vested options can be exercised for five years, or if the termination is the result of an involuntary termination not for cause, in which case the exercisability period is 90 days. If the termination is for cause, all options automatically terminate. If an option holder’s employment is terminated by the company “not for cause” or is terminated by the option holder for “good reason” within 24 months following a change in control, the option holder will generally have at least one year from the date of termination to exercise vested options. In all cases individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

Upon receiving notice that a participant is exercising an option, the committee may elect to cash-out all or a portion of the shares for which the option will be exercised by paying the participant an amount, in cash or common stock, equal to the spread between the fair market value of the stock and the exercise price of the option, multiplied by the number of shares for which the option is being exercised. In certain events, the committee may permit option holders to cash-out any unexercised options under similar procedures within 60 days after a change in control. In addition, the committee may establish procedures to allow option holders to defer receipt of the stock to be received upon the exercise of an option.

Terms and Conditions of Stock Appreciation Rights. SARs may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). As of March 12, 2009, the company had not granted any SARs. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See “Terms and Conditions of Stock Options” for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.

Terms and Conditions of Restricted Stock, RSUs, PUs and DSUs. A restricted stock award is an award of common shares with restrictions that lapse in installments over a vesting period following the grant date. A DSU gives the holder the right to receive vested common shares or cash at a later date (settlement date) selected by the participant at the time of the grant. A DSU is similar to a restricted stock award, except that vested shares or cash are not received until the settlement date, providing an opportunity for participants to defer the U.S. federal tax impact of receiving the shares. DSUs may be granted in award cycles, namely periods over which the DSUs are to be earned by the participant. A RSU provides for the issuance of shares of stock following the vesting date or dates associated with the award. Our plan also allows for RSUs to be treated as PUs, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

Shares of restricted stock, RSUs, PUs and DSUs may be awarded either alone or in addition to other awards granted under the plan. The compensation committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan. No more than 500,000 shares of restricted stock, RSUs, PUs and DSUs that are performance-based awards may be granted to any one participant in any fiscal year of the company in the aggregate.

Grants of restricted stock, RSUs, PUs and DSUs are subject to vesting during a restriction period over at least three years except in cases of qualified retirement of directors (see “Director Compensation” below) and Mr. Thompson (see “Employment Agreements” below), and except if the grant, issuance or vesting of the restricted stock, RSU, PU or DU award is based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

The continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date or dates will be a condition of vesting of restricted stock, RSUs, PUs and DSUs, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason, or except in cases of qualified retirement of directors and Mr. Thompson. The conditions for grant or vesting and the other provisions of restricted stock, RSU, PU and DSU awards (including any applicable performance goals) need not be the same with respect to each recipient.

The recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the company holding the type of shares that are the subject of the award, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the committee and reinvested in additional restricted stock). Holders of DSUs, PUs and RSUs are not entitled to any privileges of ownership of the shares of common stock underlying their units until the underlying shares are actually delivered to them under their award agreements.

In the case of restricted stock awards, unless otherwise provided in the applicable award agreement or the plan, upon a participant’s termination of employment for any reason during the restriction period or before the applicable performance goals are satisfied, all shares still subject to restriction will be forfeited by the participant. In the case of RSU, PU and DSU awards, unless otherwise provided in the applicable award agreement or the plan, upon a participant’s termination of employment for any reason before the vesting conditions and/or the applicable performance goals are satisfied, the unvested portion of the award will be forfeited by the participant.

Incentive Bonuses. The plan authorizes the grant of incentive bonuses pursuant to which a participant may be entitled to receive an amount, which may be paid in cash or stock, based on satisfaction of certain criteria. The committee has discretion to determine the terms of any incentive bonus, including the maximum amount payable (subject to the individual limitations described above), the performance period, which must not be less than one year, the criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the plan. The committee may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using the “Qualifying Performance Criteria” established below. In addition, at the time an award is granted, the committee may grant a participant the right to receive an additional cash bonus (a tax bonus) to be paid at the time an award results in income tax for the participant in an amount equal to such tax.

Performance Goals May Apply to Stock Options, SARs, Restricted Stock, RSUs, PUs and DSUs. The committee may specify certain performance criteria which must be satisfied before stock options, SARs restricted stock, RSUs, PUs and DSUs will be granted or will vest. The committee may not waive, in whole or in part, any performance goals or any restrictions applicable to a restricted stock, RSU, PU or DSU award, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason.

With respect to grants made to executive officers, the vesting or payment of which are to be made subject to performance goals, the compensation committee may design such grants or a portion thereof to comply with the applicable provisions of Section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grants not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable. Performance goals established by the compensation committee may be different with respect to different grantees. The compensation committee has the authority to make equitable adjustments to any performance goal.

With respect to grants made to executive officers that are intended to comply with Section 162(m), “performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital and return on capital or stockholder return. Under the plan and to the extent consistent with Section 162(m) of the Code, the committee (A) may adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by Accounting Principles Board Opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements, notes to the financial statements, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements; (iii) the effect of change in tax law or other such laws, provisions or assumptions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this plan or any other compensation arrangement maintained by the company and (vi) amortization of acquisition-related intangible assets.

Change In Control. Unless the committee determines otherwise in an award agreement, in the event of a change in control (as defined in the plan) of the company, all:

•	stock options, SARs or other awards that are not exercisable and vested will become fully exercisable and fully vested;

•	restrictions on outstanding awards of restricted stock or other awards will be immediately canceled;

•

RSUs, DSUs and earned PUs for which the performance period ended prior to the change in control event will be considered to be fully vested and payable in full, any deferral or other restriction will lapse, and all DSUs will be settled in cash as promptly as practicable following the change in control; and

•	PUs for which the performance period has not yet been completed will be considered to be earned at the target performance level and such earned PUs will become fully vested and payable in full.

Amendment and Termination. The board of directors has the right to amend, alter, suspend or terminate the plan at any time, provided that no material amendment may be made without stockholder approval, and no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law, regulatory requirement or stock exchange or accounting rules, or if the board deems it necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement. In addition, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award. The plan will continue in effect until May 2, 2017.

Nontransferability of Awards. No award may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR is exercisable only by the participant during his or her lifetime. The committee has authority to allow options and SARs granted to certain participants to be transferred to certain family members or trusts.

Deferral of Gains. The committee may establish procedures to provide for the deferred delivery of shares upon settlement, vesting or other events with respect to restricted stock awards and DSUs or in payment or satisfaction of an incentive bonus in accordance with Section 409A of the Internal Revenue Code.

Repricings. The plan prohibits the repricing of stock options and SARs without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or SAR) as well as indirect repricings (canceling an outstanding stock option or SAR and granting a replacement stock option or SAR with a lower exercise price or strike price).

The following tax description is required by SEC regulations:

U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of March 2009. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or non-U.S. income tax rules or U.S. tax provisions other than the federal income tax, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Potential Limitation on Company Deductions. As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either on their own or when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)), and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of stock options that are “performance based” within this definition.

Excess Parachute Payment. As noted above, the plan generally provides for accelerated vesting or payment of an award in connection with a change in control of the company. In the event that occurs and depending upon the individual circumstances of the participant, those benefits may constitute “excess parachute payments” under the golden parachute tax provisions of the Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any parachute payments, and the company will not be permitted to take a deduction for those payments.

Proposal 4. Proposal to Approve Amendment and Restatement of the Employee Stock Purchase Plan.

Proposal Summary

We propose to amend and restate the Fairchild Semiconductor International, Inc. Employee Stock Purchase Plan (“ESPP”) to:

•

add 4,000,000 shares. We believe these new shares, when added to shares that remain available for issuance under the plan, will be sufficient to permit participating employees to purchase shares of our common stock at a discount through convenient payroll deductions for approximately two years; and

•	make various technical revisions and improvements.

A complete copy of the ESPP, as amended and restated, is attached as Exhibit B. You are urged to read this entire proposal and the complete plan document.

The board of directors unanimously recommends stockholders vote “for” this Proposal 4.

Our board of directors amended and restated our ESPP on February 25, 2009, subject to stockholder approval. We suspended the ESPP in January 2009 to eliminate the benefit costs associated with the program, among several cost-cutting actions made in response to the current global economic uncertainty. We expect to reinstate the ESPP when economic conditions improve.

The board believes that the additional shares will enable us to continue to attract and retain the talented employees necessary for our continued growth and success. They are also particularly important in that the ESPP provides an alternative for employees to acquire shares of our common stock, which aligns their interests with stockholders.

The following is a summary of the principal features of the amended and restated ESPP. The following summary does not purport to be a complete description of all provisions of the amended and restated ESPP and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit B. Stockholders are urged to read the plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Purpose. The purpose of the ESPP is to encourage ownership of our common stock by all eligible employees and to provide incentives for them to exert maximum efforts for the success of the company and its subsidiaries. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

Eligibility. Most full time and part-time employees of the company and its participating subsidiaries who are eighteen (18) years of age or older are eligible to participate in the ESPP. As of March 12, 2009, approximately 5,784 employees would have been eligible to participate in the ESPP.

Administration, Amendment and Termination. The compensation committee administers the ESPP. The members of the committee serve at the pleasure of the board of directors. Subject to the terms of the ESPP, the committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the ESPP. The plan administrator may establish, amend and revoke rules and regulations for its administration of the ESPP that it considers appropriate to promote the company’s best interests, including establishing terms under which common stock may be purchased, and to ensure that the ESPP remains qualified under Section 423 of the Internal Revenue Code. The plan administrator may also adopt rules or procedures relating to the operation of the plan to accommodate the specific requirements of local laws and procedures, and sub-plans applicable to particular subsidiaries or locations. The plan administrator may delegate administrative matters relating to the ESPP to the company’s officers or employees.

The board of directors may amend or terminate the ESPP at any time and for any reason, provided no such action may adversely affect the participants’ rights and obligations with respect to purchase rights which are at the time outstanding under the ESPP, except with the participants’ consent or as necessary to comply with any laws or regulations, including Section 423 of the Internal Revenue Code. In addition, as required by Section 423 of the Internal Revenue Code and NYSE listing requirements, certain material amendments must be approved by the company’s stockholders.

Number of Shares of Common Stock Available under the ESPP. A maximum of 8,000,000 shares will be available for issuance pursuant to the amended and restated ESPP. Shares issued under the ESPP may be unissued shares, treasury shares or shares bought in the market. In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the board shall make appropriate adjustments in the number of shares available for purchase under the ESPP, and the purchase price and the number of shares subject to any purchase rights which have not yet been exercised, and shall take any further action that the board determines in its discretion may be necessary or appropriate.

Enrollment and Contributions. Eligible employees voluntarily elect whether or not to enroll in the ESPP. Unless and until the plan administrator determines otherwise, there will be four participation periods each calendar year, coinciding with the four quarters of the calendar year. An employee may cancel his or her enrollment at any time, subject to the plan rules. The committee may change the length of future participation periods.

Employees contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through such other means as specified by the plan administrator. Participating employees may contribute up to 10% of their eligible compensation through after-tax payroll deductions. The plan administrator may establish different minimum and maximum permitted contribution percentage, or change the length of the participation periods or the number of shares purchasable in a participation period. After participation period has begun, an employee may increase or decrease his or her contribution percentage, subject to ESPP rules.

Purchase of Shares. On the last business day of each participation period (currently one quarter), each participating employee’s payroll deductions are used to purchase shares for the employee. The price of the shares purchased will be determined by the plan administrator, but in no event will be less than 85% of the lower of (1) the stock’s market value on the first day of the participation period, or (2) the stock’s market value on the last day of the participation period. Market value under the ESPP means the closing price of Fairchild Semiconductor stock on the New York Stock Exchange (NYSE) for the day in question. As of March 2, 2009, the market value of our common stock was $3.18 per share. During any single year, no employee may purchase more than $25,000 of shares under the ESPP (based on market value on the applicable enrollment date(s)). Unless and until the plan administrator determines otherwise, a participant may not purchase more than 5,000 shares during any single participation period.

Termination of Participation. Participation in the ESPP terminates when a participating employee’s employment with the company ceases for any reason, the employee withdraws from the ESPP, or the ESPP is terminated or amended such that the employee no longer is eligible to participate.

Number of Shares Purchased by Certain Individuals and Groups. The actual number of shares that may be purchased by any individual under the ESPP is not determinable in advance since the number is determined, in part, on the contributed amount and the purchase price. The following table sets forth the aggregate number of shares of the company’s common stock which were purchased under the ESPP by the listed persons and groups during fiscal 2008, and the weighted average per-share purchase price paid per share.

Name and Position	Number of Shares Purchased	Weighted Average Per Share Purchase Price ($)
Mark S. Thompson Chairman and President and Chief Executive Officer	—	—

Mark S. Frey Executive Vice President, Chief Financial Officer and Treasurer	2,340	9.05

Allan Lam Executive Vice President, Worldwide Sales and Marketing—Asia	—	—

Robert J. Conrad Executive Vice President and General Manager, Mobile, Computing, Communications and Consumer Products Group	1,489	9.01

Justin Chiang Executive Vice President and General Manager, Power Conversion, Industrial and Automotive Products Group	2,276	9.20

Executive Officer Group (including executive officers named above)	8,457	9.06

Non-Executive Officer Employee Group	552,752	9.04

Non-Employee Director Group(1)	—	—

(1)	Non-employee directors are not eligible to participate in the ESPP.

Our executive officers have a financial interest in this proposal because it would increase the number of shares available for issuance under the ESPP to executives and other employees.

Federal Tax Aspects

The following is a summary of the general U.S. federal income tax consequences to U.S. taxpayers and the company of the purchase of shares under the ESPP. Tax consequences for any particular individual may be different.

An employee will not have taxable income when the shares are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the ESPP.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code, as amended. Under these provisions, no income generally will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years after the first day of the applicable participation period in which such shares were acquired and more than one year after the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period in which such shares were acquired. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the aforementioned periods (a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess of (1) the fair market value of the shares on the date the shares are purchased over (2) the purchase price. Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year. The company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a disqualifying disposition.

Proposal 5. Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2009.

The audit committee, comprised of independent members of the board, has appointed KPMG LLP as the independent registered public accounting firm of the company for the fiscal year ending December 27, 2009. In taking this action, the audit committee considered carefully KPMG LLP’s performance for the company in that capacity since its retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the audit committee has sole authority to appoint auditors, the members of the audit committee value stockholders’ views on the company’s independent auditors. For this reason, a proposal will be presented at the annual meeting to ratify the appointment of KPMG LLP. The audit committee believes ratification is advisable and in the best interests of the stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The board of directors unanimously recommends voting “for” ratification of KPMG LLP’s appointment as the company’s independent registered public accounting firm for the 2009 fiscal year.

Independent Registered Public Accounting Firm

Disclosure of Auditor Fees.

The following table shows the fees billed to the company by KPMG LLP for the years ended December 28, 2008 and December 30, 2007.

Type of Fee	2008	2007
Audit Fees—fees for KPMG’s audit of the company’s annual consolidated financial statements and its audit of internal control over financial reporting, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with regulatory filings with the SEC and statutory audits for foreign subsidiaries	$2,787,000	$2,828,181
Audit-Related Fees—fees for non-audit services that normally can only be provided by the company’s independent registered public accounting firm	$20,000	$5,000
Tax Fees—fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	$15,000	$8,000
All Other Fees—fees paid by the company to KPMG for other services	$—	$—

Pre-approval of Independent Auditor Fees.

The audit committee of the board of directors has adopted a pre-approval policy under which the audit committee approves in advance all audit and certain non-audit services to be performed by the company’s independent auditors. Pursuant to this policy, the audit committee has approved retaining the independent auditors to perform certain specified non-audit services, provided that each such service is for a fee of less than $50,000, and also provided that all such pre-approved services are reviewed at the first audit committee meeting following the retention in question. Any other engagement for non-audit services not pre-approved under the policy must be specifically pre-approved by the audit committee.

Proposal 6. Other Business

The board of directors is not aware of any other business to be presented at the 2009 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Governance at Fairchild Semiconductor

The board of directors believes the company has implemented effective corporate governance policies and observes good corporate governance procedures and practices. We have formal principles of corporate governance, charters of our standing committees of the board, a corporate Code of Business Conduct and Ethics and procedures for reporting stock trades and other transactions by directors and executive officers. We have reviewed our corporate governance practices and have found that our existing governance structure, policies and procedures comply with the rules and accepted practices of the Securities and Exchange Commission and the New York Stock Exchange. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our corporate governance guidelines and other governance-related materials.

In addition to complying with the applicable corporate governance rules and accepted practices, we believe that our Restated Certificate of Incorporation includes several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, stockholders have cumulative voting rights in the election of directors and stockholders have the right to act by written consent. The board also holds regular meetings of its independent members, and conducts a comprehensive annual review of the independence of all independent directors.

Board Leadership. In May 2008 the board of directors elected our CEO Mr. Thompson as the chairman. The board elected Mr. Shelly, one of our independent directors, to serve as lead independent director. As stated in our corporate governance guidelines, the board of directors believes it is in the best interests of the company and its stockholders that the board make its own determinations, based on all of the then-current facts and circumstances, regarding the separation of the roles of chairman and CEO and whether the chairman, if not the CEO, should be an independent director. The board believes the responsibilities of a lead independent director or an independent chairman are very similar. In each case, the board believes the independent director serving in the role should, among other duties and responsibilities:

•	preside over meetings of the independent directors and provide feedback to management;

•	participate in the development of board and committee meeting agendas;

•	advise management on the information needs of the board;

•	act as the principal liaison between the independent directors and the CEO and facilitate communication between the board and management;

•	assist the board in promoting compliance with, and implementation of, the company’s corporate governance guidelines; and

•	generally facilitate full and open discussion among management and the independent directors.

Director Independence. NYSE rules require a majority of our board of directors to be independent of the company and its management. The board of directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances, as well as under specific NYSE rules. Our board has affirmatively determined that all of the incumbent directors other than our president and CEO—those being Messrs. Carinalli, Carson, Lear, Magnanti, McGarity, Roub and Shelly—are independent under these rules. In making these determinations, the board determined that none of the independent directors has any direct or indirect relationship with the company other than his relationship as a director.

Senior Officer Code of Business Conduct and Ethics. We believe that our Code of Business Conduct and Ethics satisfies the standards promulgated by the Securities and Exchange Commission and the NYSE. The code applies to all directors, officers and employees, including our chief executive officer, our chief financial officer and our chief accounting officer. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is posted on our website, as will be any amendments to or waivers, and can be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.”

Meetings. The board of directors held seven meetings during 2008. All incumbent directors attended 75% or more of the meetings of the board of directors and the committees of the board on which they served during 2008. On average, incumbent directors attended 95% of the meetings of the board and committees on which they served.

Our corporate governance guidelines require the independent directors to meet in executive session at least quarterly. During 2008 the board of directors held two meetings of its independent members. Mr. Shelly, our lead independent director, or our previous independent chairman who retired in May 2008, presided at the meetings of the independent directors. We have instituted a procedure through which interested parties can make their concerns known to the independent directors, either individually or as a group. These procedures are available through our corporate governance website at http://governance.fairchildsemi.com. The site can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.”

We require our board members to attend the annual stockholders’ meeting, it being understood that sometimes a director may have to miss the meeting for valid reasons. All incumbent directors who were then directors attended the company’s 2008 annual meeting of stockholders.

Transactions with Related Persons, Promoters and Certain Control Persons.

Apart from service on the board there are no additional relationships between our non-employee directors and the company, nor were there any related party transactions between our non-employee directors and the company.

Policies and Procedures for Approval of Related Party Transactions

Our board of directors has adopted a formal, written policy with respect to related party transactions, which is expressed as part of our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any person who served during the year as an executive officer or director, or a member of their immediate family or a greater than five percent stockholder has a direct or indirect financial or other interest, whether or not material, excluding the director’s relationship with the company solely in the director’s capacity as director, or transactions pursuant to company policy or programs related thereto. This would include transactions such as consulting relationships and business transactions in which the director has an interest. Any related party transaction must be approved or ratified by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Board Committees

The board of directors currently has three standing committees—the compensation committee, the audit committee and the nominating and governance committee. Each of these committees has a written charter. See “How to Get More Information and Materials” below to learn how to access or obtain free copies of these committee charters and other governance-related materials.

Audit Committee. The audit committee meets with management, the company’s independent registered public accounting firm (which we refer to as our independent auditors) and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act of 2002 and implementing rules of the Securities and Exchange Commission, the audit committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit and the audit results and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held ten meetings during 2008. The current chairman of the audit committee is Mr. Roub and the other members are Mr. Lear and Mr. Magnanti. Our board of directors has determined that all members of the audit committee satisfy both NYSE and SEC standards for independence. The board has also determined that each member of the audit committee is financially literate under current New York Stock Exchange standards and that Mr. Roub qualifies as an “audit committee financial expert” under rules of the Securities and Exchange Commission and as a “financial expert” under New York Stock Exchange rules.

The board has instituted procedures for individuals to report complaints about the company’s accounting, internal accounting controls or auditing matters to the audit committee. These procedures are disclosed on our corporate governance website at http://governance.fairchildsemi.com, which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” The company has a toll-free telephone hotline for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal or ethical compliance concerns.

Compensation Committee. The compensation committee reviews and approves the salary and other compensation of the company’s executive officers, reviews and oversees the administration of certain benefit plans and reviews and recommends actions to the board of directors with respect to the compensation of all directors. The compensation committee also has the authority to review, oversee and administer, and grant stock and equity incentive awards under, the company’s stock plans, and to oversee management’s administration of the company’s employee stock purchase plan. For a description of our processes and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” below. The compensation committee held nine meetings in 2008. The current chairman of the compensation committee is Mr. Shelly and its other current members are Mr. Carinalli, Mr. Friel and Mr. McGarity. The board of directors has determined that all members of the compensation committee are independent under current NYSE rules. For a discussion of delegations of authority the committee has made to management, see “Compensation Discussion and Analysis—Equity Compensation Grant Practices” below.

Nominating and Governance Committee. The nominating and governance committee is generally responsible for developing and recommending to the board the corporate governance guidelines applicable to the company, and making recommendations to the board regarding nominees for election to the board, succession planning, organization and responsibilities of board committees, reviewing the general responsibilities and functions of the board, and overseeing the evaluation of the board and management. The nominating and governance committee held five meetings during 2008. The current chairman of the nominating and governance committee is Mr. McGarity and the other current members are Mr. Carinalli, Mr. Magnanti and Mr. Shelly. The board of directors has determined that all members of the nominating and governance committee are independent under current New York Stock Exchange rules.

Stockholder Recommendations for Director Candidates

The nominating and governance committee welcomes stockholder recommendations for director candidates. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Nominating and Governance Committee, c/o Corporate Secretary, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106, or send an email to corpsecretary@fairchildsemi.com. All recommendations will be received by the office of the secretary of the board of directors and referred to the nominating and governance committee.

The nominating and governance committee evaluates candidates, whether or not recommended by stockholders, based on the candidates’ level and diversity of experience and knowledge (including generally and with specific application to the semiconductor industry and issues relevant to the company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. Accordingly, one or more of these factors may be given more weight in a particular case, no single factor would be viewed as determinative, and the committee has not specified any minimum qualifications that the committee believes must be met by any particular nominee. The nominating and governance committee receives recommendations for board members from professional recruiters, other board members, personal contacts and industry sources, among other sources. All of the director nominees recommended for election this year are incumbent directors standing for re-election.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with the board or any member of the board or its committees, including our chairman (who is the current lead independent director) or the independent directors individually or as a group, regarding any matter by calling, writing to or e-mailing the board. The procedures governing these communications may be reviewed on our corporate governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” Written correspondence may be mailed to the Corporate Secretary at 82 Running Hill Road, South Portland, Maine 04106 or emails can be sent to corpsecretary@fairchildsemi.com. All communications will be received and processed by the office of the secretary of the board of directors. Communications addressed to a specific committee, director or group of directors, including the current lead independent director or the independent directors individually or as a group, will be received by the secretary and forwarded by the secretary to that committee, director or group of directors. All communications sent to the board without specified addressees will be received and reviewed by the secretary and forwarded to the appropriate board member or committee. However, the board has instructed the secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature.

Report of the Audit Committee

In accordance with the audit committee charter, the audit committee reviews the company’s financial reporting process on behalf of the board. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The audit committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the company’s audited consolidated financial statements contained in the company’s annual report on Form 10-K for the 2008 fiscal year.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with the auditors’ independence, and concluded that the auditors are independent. Following the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 28, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

BRYAN R. ROUB, Chairman

ANTHONY LEAR

THOMAS L. MAGNANTI

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

RONALD W. SHELLY, Chairman

CHARLES P. CARINALLI

ROBERT F. FRIEL

KEVIN J. MCGARITY

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned or awarded to each non-employee director who served on our board of directors in 2008. For complete beneficial ownership information of each of our non-employee directors, see “Stock Ownership by 5% Stockholders, Directors and Certain Executive Officers.”

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Richard A. Aurelio(4)	—	54,914	54,914
Charles P. Carinalli(4)	60,000	147,757	207,757
Robert F. Friel(4)	60,000	124,813	184,813
Anthony Lear(4)	36,044	20,527	56,571
Thomas L. Magnanti(4)	65,000	109,438	174,438
Kevin J. McGarity(4)	70,000	231,869	301,869
Bryan R. Roub(4)	75,000	109,438	184,438
Ronald W. Shelly(4)(5)	80,000	109,438	189,438
William N. Stout(4)(6)	—	12,978	12,978

(1)	Mr. Thompson, our president and chief executive officer, is not included in this table as he is an employee of the company and thus receives no compensation for his services as a director. Compensation for Mr. Thompson is reported in the section titled “Executive Compensation.” Messrs. Aurelio and Stout retired from our board of directors effective as of our 2008 annual stockholders’ meeting.
(2)	For purposes of determining annual director cash compensation, the “year” refers to the annual period following election to the board at the annual stockholders’ meeting, which does not coincide with our January through December fiscal year. Reported cash amounts represent the annual retainers actually paid during our 2008 fiscal year.
(3)	Reflects the amounts of compensation expense we recognized in fiscal 2008 related to DSU awards in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (FAS 123(R)), excluding the effect associated with estimated forfeitures, and thus includes amounts from DSU awards granted in and prior to 2008. The fair value estimate of each DSU is equal to the closing market price on the date of grant. The DSUs for each director are included in the table reported under “Stock Ownership by 5% Stockholders, Directors and Certain Executive Officers.”
(4)	The following table shows the grant date fair value pursuant to FAS 123(R) of the DSU award granted to the named directors in fiscal 2008, and the number of the directors’ outstanding and vested DSUs and stock option awards as of December 28, 2008. The company previously granted stock options to non-employee directors under Fairchild Semiconductor Stock Plan but ceased granting stock options to directors in March 2005.

	FAS 123(R) Grant Date Fair Value ($)	DSUs Outstanding as of December 28, 2008 (#)	DSUs Vested as of December 28, 2008 (#)	Option Awards Outstanding as of December 28, 2008 (#)
Richard A. Aurelio	—	—	25,458	—
Charles P. Carinalli	96,460	28,000	14,001	65,000
Robert F. Friel	96,460	28,000	14,001	35,000
Anthony Lear	144,086	14,481	—	—
Thomas L. Magnanti	96,460	28,000	17,689	35,000
Kevin J. McGarity	96,460	34,500	20,501	—
Bryan R. Roub	96,460	28,000	14,001	35,000
Ronald W. Shelly	96,460	28,000	14,001	76,000
William N. Stout	—	—	27,000	76,000

(5)	Mr. Shelly became the lead independent director in May 2008.
(6)	Mr. Stout was chairman of the board of directors until his retirement from the board in May 2008.

Under the non-employee director compensation program in effect during 2008, non-employee directors received a cash retainer of $50,000 per year, with “year” referring to the annual period following election to the board at the annual stockholders’ meeting. Audit committee members were paid an additional $10,000 annual retainer and other committee members were paid an additional $5,000 annual retainer per committee served. The audit committee chair received an additional $25,000 annual retainer and other committee chairs were paid an additional $15,000 annual retainer. Mr. Shelly received an additional retainer of $10,000 for serving as the lead independent director. Directors are not paid meeting fees. All directors are reimbursed for expenses incurred in attending board meetings. In 2008 the company paid the travel and entertainment expenses for spouses of directors to attend one scheduled board meeting per year. The board suspended this practice in 2009 in light of the current economic conditions.

For their 2008-2009 term, non-employee directors received 7,000 DSUs for their service on the board. The annual DSU grants are made following the stockholders’ meeting, or promptly following the director’s election to the board if elected by the board in between annual stockholders’ meetings. In the case of a director’s initial election to the board, the annual cash retainer and annual DSU grant are prorated to reflect the portion of the term that the director is on the board. All non-employee directors’ annual DSU awards will vest in one-third increments on the first three anniversaries of the annual meeting date (in the case of the annual award) or the grant date (in the case of the award upon initial election), subject to earlier vesting upon a director’s retirement from the board after age 65, or after age 55 if the director’s age plus elapsed years of continuous service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) the date chosen by the director at the time of the award. The date chosen must be a minimum of three years following the grant date, or such longer minimum period as established by the compensation committee. The committee has set this minimum period at five years.

Stock Ownership Guidelines for Non-Employee Directors. Under the stock ownership guidelines adopted by our board of directors for non-employee directors, each non-employee director is expected to maintain ownership of 20,000 shares of company common stock at all times during his or her membership on the board. Ordinary shares of common stock, however acquired, and vested DSUs count toward the ownership guidelines. Stock options, whether or not vested, and unvested DSUs do not count. Non-employee directors have until the annual stockholders’ meeting in 2010, or until the fifth anniversary of their first election to the board, if later, to satisfy the ownership guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of our fiscal 2008 executive compensation program for the executive officers named in the Summary Compensation Table (the “named executive officers”).

Our Compensation Philosophy and Processes.

Our compensation committee, in consultation with the board, designs, establishes and oversees the company’s compensation programs and compensation philosophy. The committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to the named executive officers.

Our guiding compensation principles focus on aligning executive compensation with the company’s strategic objectives and financial performance and with stockholders’ interests, and attracting and retaining highly qualified individuals in critical positions by providing competitive compensation opportunities.

Our compensation philosophy emphasizes pay for performance. 59% of the CEO’s 2008 total target compensation, and over 50% of the other NEOs’ 2008 total target compensation was variable depending on the achievement of company and individual accomplishments. The 2008 performance targets for our cash and equity incentive programs were earnings before interest and taxes (EBIT) and earnings per share (EPS), designed to promote stockholder return and margin growth, reflecting our stated business objectives.

The compensation committee has engaged Radford Surveys and Consulting as its independent compensation consultant. Radford is assigned projects directly by the committee, or by the Senior Vice President of Human Resources and his staff at the request of the committee. The company’s human resources group also supports the work of Radford and the committee. Radford participates in most committee meetings to provide compensation advice to the committee, and also advises the committee members by phone. In 2008, Radford provided advice and recommendations to the committee and management on competitiveness of executive officer compensation levels, goal metrics and bonus design, compensation mix between cash and equity, composition of the peer group, developments in high technology compensation programs, employment contracts, legislation and regulation affecting executive compensation, the impact of the global economy on executive compensation and director compensation.

Elements of Compensation.

In 2008 the compensation for the named executive officers comprised the following elements, each of which are discussed below:

Element	Description	Primary Objectives
Base salary	Fixed cash payment reflecting executive’s responsibilities, performance and expertise	• Provide basic level of compensation • Recruit and retain executives

Enhanced Fairchild Incentive Plan (EFIP)	Annual cash bonus which is contingent on achievement of company and individual performance goals related to the current fiscal year	• Encourage and reward individual and overall company performance relative to our current plans and objectives

Long-term equity incentives

•     Performance units (PUs). Executives can earn a number of shares (from zero to 200% of the target award) based upon our achievement of performance objectives over a one-year performance period. Vest over three years

•     Restricted stock units (RSUs). Vest over four years

•     Stock options. Vest over four years

• Align the interests of executives with stockholders • Promote achievement of longer-term financial and strategic objectives • Retention

Retirement, severance and other benefits	Deferred compensation, retirement and severance plans, health and welfare programs and perquisites and other personal benefits	• Retention • Competitiveness • Security

Competitive Positioning. To maintain a compensation program that is competitive and appropriate for our company, the compensation committee annually reviews the levels of each element of our executive officer compensation program at target performance against the compensation levels of comparable positions of a peer group of companies against whom we compete for employees, and that have similar or best market practices and measurable relative performance regardless of size. The following fifteen companies comprised our 2008 peer group:

AMI Semiconductor	Integrated Device Technology	Maxim Integrated Products

Analog Devices	International Rectifier	Marvell Technology Group

Atmel	Intersil	MEMC Electronic Materials

Broadcom	Linear Technology	National Semiconductor

Cypress Semiconductor	LSI Logic	ON Semiconductor

The committee conducted its annual review of the peer group in 2008 and made no changes, although AMI Semiconductor was acquired by ON Semiconductor in 2008 and will no longer be included in the group.

In 2008 the committee used two sources of benchmarking data provided by Radford (we refer to this as the “Radford data”):

•	Public disclosure data from our peer group of companies comprised mainly of proxy statement data relating to payments reported by our peer group companies for fiscal 2006; and

•	Radford survey data for semiconductor and high technology companies.

While we believe that benchmarking is important for an understanding of the market, the compensation committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual accomplishments. To that end, the committee does not use the benchmarking data rigidly, but rather applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees. The committee also considers the CEO’s recommendations as to the other named executive officers and the advice of Radford, and is also influenced by other factors that vary from year to year and are not based on any specific formula or weighting, but typically include prior year company and business unit financial performance and stockholder return, the executive’s performance, contribution and experience in the prior year, the amount and value of vested and unvested equity the executive holds, equity expense affordability and the company’s budget for merit-based salary increases. The committee has also established internal guidelines for establishing equity compensation and the executives’ participation levels in our cash bonus program. These are ranges that are based on grade level and the Radford market data. Grade levels are determined based on Radford market data on the compensation of similarly situated executives of our industry and the company’s internal grade structure. This process enables us to respond to dynamics in the market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

How We Determined the Compensation Elements in 2008.

The compensation committee’s philosophy is that total direct compensation should be heavily driven by company performance, and it therefore generally targets total direct compensation between the median and 75th percentile of the Radford data, although actual total direct compensation paid can be below the 25th percentile or above the 75th percentile based on the company’s actual performance.

Our committee follows the same policies of reviewing the Radford data and our internal guidelines, and adjusting for performance results and the other factors listed above, when it determines the compensation for our CEO and the other executive officers. Differences in the compensation levels for our named executive officers is generally attributable to the benchmarking data, the respective levels of responsibility associated with their positions and individual accomplishments. Our CEO receives proportionately more compensation than the other executive officers because he has more responsibility and authority than they do, as is customary at other public companies.

Pay Mix. We do not use a specific formula to determine the mix of compensation elements between cash and equity, short-term and long-term or fixed (salary) and variable (cash bonus and PU awards). The CEO’s compensation is more performance-based than the other named executive officers because the committee believes he has the greatest impact on the company’s overall performance. The following charts show that 59% of the CEO’s 2008 total target compensation was allocated to performance-based pay while the peer group median was 32%.

In these charts, “STI” refers to annual cash bonus and “LTI” refers to performance-based equity awards. While the value of our stock options and RSUs is tied to our stock price, we do not include the value of stock options and RSUs in determining variable pay as some investors do not view these awards as performance-based compensation.

Similarly, 50% of 2008 total target compensation for the other named executive officers was allocated to performance-based pay while the peer group median was 24%.

In January 2008 the committee approved the following elements of each executive officer’s 2008 target total direct compensation:

	Base Salary ($)(1)	Target EFIP Bonus	Target Total Cash Compensation ($)	Equity-Based Compensation(2)	Target Total Direct Compensation ($)
Mr. Thompson	707,200	1,060,800	1,768,000	2,338,563	4,106,563
Mr. Frey	354,900	319,410	674,310	353,835	1,028,145
Mr. Lam(3)	359,779	323,801	683,580	353,835	1,037,415
Mr. Conrad	350,089	315,080	665,169	353,835	1,019,004
Mr. Chiang(4)	315,000	283,500	599,000	268,426	867,426

(1)	Annual salaries were approved in February 2008 and are annualized, therefore the amounts do not reflect actual salaries earned in fiscal 2008 as reported in the Summary Compensation Table.
(2)	Amounts reflect the target value of the awards granted. Amounts reflect fair value as of the grant date at 100% of the target value of the awards granted and assume a stock price of $13.71 per share. Stock option values are determined in accordance with FAS 123(R) for accounting purposes and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards.

(3)	Mr. Lam’s salary is established in U.S. Dollars, but because he is based in Singapore he is paid in Singapore Dollars.
(4)	Mr. Chiang’s salary was established at $300,000 in February 2008 and increased to $315,000 in December 2008 when he was promoted to Executive Vice President. The amounts reported for his base salary, target EFIP bonus and target total cash compensation are based on his salary in effect at the end of the year.

Base Salary. The compensation committee targets base salary at the median of the Radford data, and takes into account other factors, including the individual’s performance, contribution and experience, and the company’s annual budget for merit-based salary increases. The primary factors in the committee’s consideration of 2008 base salary for the named executive officers were 2007 performance as assessed by the committee in consultation with the CEO, the current level of base salaries relative to our peer group, anticipated market increases based on the Radford data, and that the company’s overall budget for 2008 merit-based salary increases was 4.5%. Based on these factors, the committee approved the named executive officers’ 2008 salaries as follows:

	2008 Base Salary ($)	Change from 2007	Market Position (Radford Data)
Mr. Thompson	707,200	+4%	Between median and 75th percentile
Mr. Frey	354,900	+5%	Slightly above median
Mr. Lam	359,779	+4%	Slightly above median
Mr. Conrad	350,089	+2.5%	Slightly above median
Mr. Chiang	315,000	0%	Slightly below median

The committee took into account Mr. Thompson’s good performance in 2007. For Messrs. Frey, Lam and Conrad, the committee took into account their performance and responsibilities and applicable market compensation data, as reviewed by the CEO with the compensation committee. Mr. Chiang’s salary was not increased because he received an increase when he was promoted in October 2007.

Enhanced Fairchild Incentive Plan (EFIP). EFIP cash bonus payments are based on the company’s achievement of our adjusted EBIT performance goals for the fiscal year performance period, and the executive’s performance against his individual annual goals. If actual adjusted EBIT falls below the 50% threshold level, no EFIP awards would be made, regardless of the individual’s goal achievement. Performance at the 50% threshold level would result in funding at 50% of target awards. Bonuses up to the 100% target are tied solely to the company’s achievement of the 100% target. Bonuses above the 100% target level are awarded on a discretionary basis, based on the executive’s performance, up to a maximum amount that is based on the company’s EBIT achievement, up to 200%. The discretionary bonus payments are assessed by the committee, in consultation with the CEO, based on its assessment of the executive’s individual accomplishments, contribution, development and other achievements. The committee determines any discretionary bonus payments to the CEO, in consultation with the board. The “Fiscal 2008 Grants of Plan-Based Awards” table shows the range of possible payments under the EFIP for fiscal year 2008 to each named executive officer.

The committee generally targets EFIP bonus compensation between the median and 75th percentile of the Radford data. EFIP participation levels are expressed as a percentage of base salary and generally reflect our internal guidelines, the executive’s position and the executive’s performance assessment. The 2008 EFIP participation levels for the named executive officers are listed below. The committee kept their participation levels at the same 2007 levels because their total target cash compensation, after taking into account their salary increases discussed above, were within the median and 75th percentile of the Radford data.

Target Incentive as % of Salary
Mr. Thompson	150
Mr. Frey	90
Mr. Lam(1)	90
Mr. Conrad	90
Mr. Chiang	90

(1)	Mr. Lam’s EFIP bonus is expressed as a percentage of his base salary plus his contractual annual wage supplement (see “Employment Agreements” below).

The committee has the discretion to adjust our EFIP targets when it establishes them, to account for significant events that occur during the performance period such as acquisitions and divestitures and other unusual items. The 2008 adjusted EBIT goals were adjusted for acquisition and amortization charges. The committee approved the following adjusted EBIT targets for fiscal 2008:

Percentage EBIT Target	2008 Adjusted EBIT Required to Achieve Target
50% EBIT target	$136.6 million
100% EBIT target	$190.6 million
150% EBIT target	$215.6 million
200% EBIT target	$271.6 million

Our reported adjusted EBIT for 2008 was $124.8 million, below the threshold EBIT target. As a result, none of our named executive officers received a cash incentive bonus for fiscal 2008, as in fiscal 2007.

Individual Goals for the Named Executive Officers. In 2008 the committee established corporate and business segment level goals for the named executive officers that related to the company’s overall performance and the performance of the specific business units or functions over which they have oversight responsibility. Each executive officer’s goals included quantitative and qualitative goals, and the targets within each goal included threshold, target and stretch levels. Some goals applied to more than one executive officer.

The following table provides information about the 2008 performance goals for our named executive officers that were a function of our GAAP or non-GAAP measures that we also disclose on a consolidated and segment basis in our annual and quarterly SEC reports, or in our earnings press releases and website disclosures. We have not disclosed the named executive officer goals that are based on, or which would reveal information about, our strategies related to specific performance of our business segments. These targets are based on our business plan and budget for the fiscal year, and are set aggressively and require achievement of a high level of performance.

Goal Title(1)	Goal Definition(1)	Targets			Actual 2008 Results
		Threshold 50%	Target 100%	Stretch 200%
Company adjusted EPS	Total company adjusted EPS	$0.79	$1.15	$1.70	$0.68
Company GAAP revenue	Total company consolidated net trade sales	$1,693.3M	$1,782.4M	$1,871.5M	$1,574.2M
Company gross profit margin	Total company gross margin %	29.9%	31.9%	33.9%	28.9%
Company adjusted EBIT	Total company adjusted EBIT	$136.6M	$190.6M	$271.6M	$124.8M
PCIA segment revenue	PCIA net trade sales	$676.5M	$712.1M	$747.7M	$593.7M
MCCC segment revenue	MCCC net trade sales	$631.4M	$664.7M	$697.9M	$621.1M
PCIA gross margin	PCIA segment gross margin %	30.9%	32.9%	34.9%	28.4%
MCCC gross margin	MCCC segment gross margin %	35.2%	37.2%	39.2%	35.5%
PCIA adjusted EBIT	PCIA segment gross margin less Opex (excluding acquisition and amortization)	$60.2M	$86.0M	$120.5M	$44.9M
MCCC adjusted EBIT	MCCC segment gross margin less Opex (excluding acquisition and amortization)	$60.2M	$86.0M	$120.4M	$73.9M

(1)	PCIA represents our Power Conversion, Industrial and Automotive business segment. MCCC represents our Mobile, Computing, Consumer and Communications business segment.

Our qualitative goals generally focus in areas that we believe require general improvement and in 2008 consisted of succession planning, leadership and career development, and workforce planning objectives.

Long Term Equity Incentive Compensation. Our long-term equity incentive compensation program consists of stock options and restricted stock units (RSUs) which are not performance based, and performance units (PUs), in which the issuance of the underlying PUs is based on the same performance measure as our EFIP bonuses, with the exception of our CEO, whose PUs are based on earnings per share, as discussed further below. For a description of each award type, see “Description of Principal Features of the Plan” under Proposal 3 above.

Determining Equity Compensation Awards. We introduced PUs and RSUs to our executive equity compensation program to reduce the emphasis on stock options. In 2008 the committee established the executive officers’ equity compensation based on the market value of the awards at the time they approved them, as reflected by the company’s stock price. When the fiscal 2008 awards were approved the company’s stock price was lower than when the fiscal 2007 awards were approved. To deliver the same competitive level of equity compensation to the executives the committee approved significantly more shares than it did in 2007.

The committee generally targets equity compensation based on the 50th percentile of the Radford data in order to conserve equity and reduce stockholder dilution. In fiscal 2008 the committee took into account the Radford data, our compensation guidelines and the other factors listed above under “How Executive Compensation is Determined,” and determined the total dollar value of each award in “stock option equivalents” at target performance. PUs comprise 60% of the total award at target, and RSUs and stock options each comprise 20% of the total award. This emphasis on PUs is consistent with our performance-focused compensation philosophy and is designed to promote the achievement of our strategic goals. We believe this mix gives our valued employees an attractive blend of instruments that align their interests with stockholder interests, reduce dilution (as compared to an options-only approach) and promote executive retention.

The equity awards we granted to the named executive officers in fiscal 2008 are reflected in the Summary Compensation Table and other tables. The following table explains the equity award levels the committee approved in 2008:

	2008 Target Equity Incentive Award Value	Change from 2007 Target Equity Incentive Award Value	Market Position (Radford Data)	Primary Reasons for Change
Mr. Thompson	$2,338,563	-8%	Below median	Decrease in stock price between time of modeling grant and actual grant effective date.
Mr. Frey	$353,835	-7%	Below median	Decrease in stock price between time of modeling grant and actual grant effective date.
Mr. Lam	$353,835	+86%	Below median	Mr. Lam’s 2007 promotion to Executive Vice President of Worldwide Sales and Marketing and the performance of the Worldwide Sales and Marketing business segment in 2007. Mr. Lam’s increase was designed to maintain his equity-based compensation at a competitive level.
Mr. Conrad	$353,835	+11%	Below median	Performance of the MCCC business segment in 2007. Mr. Conrad’s increase was designed to maintain his equity-based compensation at a competitive level.
Mr. Chiang	$268,426	+135%	Below median	Promotion to Senior Vice President of the PCIA business segment in 2007, along with the higher market-driven equity values associated with this new position. Mr. Chiang’s increase was designed to maintain his equity-based compensation at a competitive level.

In 2008 the committee intended to provide Messrs. Thompson and Frey with equity grant values similar to their 2007 levels. Their 2008 equity grant values are lower then their 2007 values because their equity awards are reported based on the company’s stock price at the time of grant, and our stock price decreased between the time their 2008 grants were determined and the actual effective dates of their grants.

Performance Unit Targets and 2008 Payout. 2008 marks the fourth year that we aligned a significant portion of our equity compensation program with the company’s performance. In 2008 our PUs were measured by the same EBIT targets as our cash bonus program, except that Mr. Thompson’s PUs were measured in adjusted earnings per share (EPS). Mr. Thompson’s EPS goals for 2008 are reflected in the above table under the heading “Individual Goals for the Named Executive Officers.” His EPS goals were adjusted to eliminate expenses associated with acquisition and amortization, restructuring and impairments. The EPS goals and actual performance are calculated using a pre-determined effective tax rate and number of diluted shares. The compensation committee believes that measuring Mr. Thompson’s PUs by EPS provides better alignment between his incentive compensation and his individual goals, as a large proportion of his individual goals for 2008 was based on EPS, and that, as the company’s chief executive, he has the most impact on the company’s stock price.

Our actual adjusted EBIT for 2008 was $124.8 million, and our actual adjusted EPS for 2008 was $0.68. Based on these below-threshold results no PUs were actually earned in 2008 as certified by the compensation committee at its meeting held on February 3, 2009.

Equity Compensation Grant Practices. The compensation committee has adopted a written policy on the granting of equity compensation awards. The committee approves all equity grants to executive officers, as defined by SEC rules, and has delegated to the CEO and Senior Vice President of Human Resources the ability to make other grants. Our annual equity award cycle occurs promptly after the first board meeting of the year (typically in February) and the compensation committee approves the actual grant date when it meets before the board meeting. Equity grants for promotion or retention or to newly hired employees occur on the 15th day of the month following the effective date of the promotion, retention or hire. The exercise price of an option is the closing price of the company’s common stock on the New York Stock Exchange on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price, with one limited exception in the case of grants related to mergers and acquisitions; see “Description of Principal Features of the Plan—Terms and Conditions of Stock Options” under Proposal 3.

2009 Compensation Changes.

In response to the current global economic uncertainty we have recently reviewed our cash incentive and equity incentive compensation programs, and the compensation committee approved changes to the programs that will impact the executive officers’ 2009 compensation. The changes support the company’s focus on cash flow and profitability in 2009. Based on our review the compensation committee approved the following changes to the company’s executive compensation programs for 2009:

•	Suspend the EFIP cash incentive program and in exchange grant the executive officers additional equity compensation in the form of RSUs and PUs at a 50:50 mix;

•	Establish a cash generation metric for the PU targets to support the conservation of cash;

•	Defer merit increases and salary adjustments until the company has more certainty about the direction of the market;

•	Suspend discretionary matching contributions under the qualified and nonqualified deferred compensation plans until the company has more certainty about the direction of the market; and

•	Suspend the Employee Stock Purchase Plan (ESPP).

In addition, the compensation committee approved a stock option exchange program that will not be offered to executive officers or directors, for submission to the company’s stockholders for approval. This program is described further under Proposal 2 above.

Retirement and Other Benefits.

We offer a qualified deferred compensation plan and a nonqualified deferred compensation plan to provide our employees tax-advantaged savings vehicles. The plans enhance our ability to attract and retain key employees because they enhance the range of benefits we offer to them. We make discretionary matching contributions to both plans to encourage employees to save money for their retirement. In March 2009 we temporarily suspended our discretionary matching contributions under these plans to eliminate the associated benefit expense.

All our U.S. employees are entitled to participate in our qualified deferred compensation plan, the Fairchild Personal Savings and Retirement Plan (our 401(k) plan). In 2008 the company matched 100% of the first 3% of pay that was contributed to the plan and 50% of the next 2% of pay contributed. Non-U.S. employees are covered under different retirement plans.

We maintain a non-qualified deferred compensation plan, the Benefit Restoration Plan (BRP), under which certain eligible employees who have otherwise exceeded annual Internal Revenue Service limitations for elective deferrals can continue to contribute to their retirement savings. In 2008 we matched employee elective deferrals under the BRP on the same basis as the 401(k) plan. Our 401(k) plan and BRP provide employees and executives the opportunity to save for their retirement. Account balances are driven by employee and company contributions and the employees’ investment decisions. Employees are not allowed to invest in company stock under these plans.

In fiscal 2008 we continued to offer our Employee Stock Purchase Plan (ESPP) under which eligible employees may elect to contribute on an after-tax basis between 1% and 10% of their annual pay to purchase company common stock; provided, however, that an employee may not purchase more than $25,000 worth of company stock per year pursuant to Internal Revenue Service restrictions. In fiscal 2008 we issued shares of company common stock under the ESPP in quarterly offerings to participating employees at a price that was equal to 85% of the lower of the common stock’s fair value at the beginning or the end of the quarterly period. We temporarily suspended the ESPP for 2009 to eliminate the benefit expense associated with this program. For more information on the ESPP, see Proposal 4 above.

We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs on the same basis as the rest of our broad-based employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment insurance.

Perquisites and Personal Benefits.

We provide executive officers with perquisites and other personal benefits, as reflected in the All Other Compensation column in the Summary Compensation Table. The compensation committee believes these perquisites and personal benefits are reasonable and consistent with the company’s overall compensation program, because they better enable the company to attract and retain superior employees for its key positions. The compensation committee reviews and approves perquisites and other personal benefits provided to the named executive officers. For all the named executive officers except Mr. Lam, these benefits include the cost of accidental death and dismemberment insurance, long-term care and short-term and long-term disability insurance and executive physicals. Mr. Thompson is also reimbursed for the cost of automobile expenses (until June 2009), tax and financial planning, life insurance premiums and certain medical reimbursements, with associated tax gross-ups. In addition, we rent two apartments in Portland, Maine for use by Messrs. Thompson and Frey for business purposes based on their frequent travel to our Maine facilities. Mr. Lam is based in Singapore and is entitled to participate in the benefit plans offered to all Singapore employees in general. He is also reimbursed for the cost of automobile expenses, consistent with employment benefits typically offered to senior executives in Singapore. In addition, in 2008 Mr. Conrad was also reimbursed for non-U.S. tax services with an associated tax gross-up.

Severance Plans.

The compensation committee believes there are long-term benefits to stockholders from retaining senior executives in the competitive employment environment. We have discontinued our employment agreements with all the named executive officers except Mr. Thompson, and Mr. Lam’s agreement has not been discontinued because it comes up for renewal in 2010. We presently intend to maintain Mr. Thompson’s existing employment agreement because of its retentive value. The employment agreements with Mr. Thompson and Mr. Lam are discussed further under “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Executive Severance Policy. In lieu of the discontinued employment agreements, we have adopted an Executive Severance Policy that covers the named executive officers other than Messrs. Thompson and Lam. The committee believes the severance policy is important for attracting and retaining executive officers and providing replacement income if their employment is terminated because of an involuntary termination other than for cause. The severance policy provides a lump-sum severance payment upon termination of employment by the company other than for cause, which is a multiple of monthly base salary in effect prior to termination. Participating executive officers will be paid the greater of the amount due under the company’s basic severance policy, which is available to all U.S.-based employees, or a multiple of the executive’s monthly salary, up to a maximum of twelve months salary for the most senior eligible executives. Participating executive officers will also receive company-paid medical coverage for themselves and eligible dependents for the time period corresponding to the same multiple of monthly base salary to which the executive is entitled as severance.

Under our equity plan, in the event of a change in control of the company, all the named executive officers’ unvested equity awards will become fully vested. There are no other change in control benefits, except the change in control benefits Messrs. Thompson and Lam receive under their employment agreements, and the standard severance policy that would apply upon a termination of employment following a change in control.

The compensation committee periodically reviews the structure, design and compensation levels of our named executive officers’ severance and change in control payments with Radford, and benchmarks them against peer group and survey data provided by Radford. The severance packages for Messrs. Thompson and Lam, who joined the company in 2004 and 2005 respectively, were negotiated based on such data provided by Radford. The committee believes the payments under our agreements with Mr. Thompson and Mr. Lam and the severance policy are within the parameters of similar benefits offered by our peer group companies for the CEO and the other named executive officers, provide important protection to the named executive officers and are appropriate for attraction and retention of executive talent.

Tax Considerations.

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the committee’s and the company’s control. In addition, the committee believes it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. Our stock option grants and performance unit program are designed to be deductible under Section 162(m). EFIP bonuses under our EFIP program do not meet the requirements for “performance-based” compensation under Section 162(m).

Section 280G of the Internal Revenue Code of 1986

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. Under our employment agreement with Mr. Thompson, we will provide Mr. Thompson with tax gross-up payments in the event his payments become subject to this excise tax. The compensation committee believes that the provision of tax gross-up protection to Mr. Thompson is appropriate and necessary for executive retention and consistent with the current practices of the companies in our peer group. Please refer to the discussion under “Potential Payments upon Termination or Change in Control” for more detail on Mr. Thompson’s potential gross-up payment.

Stock Ownership Guidelines

The committee has adopted stock ownership guidelines for our executive officers to help ensure that they each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of the other stockholders. The level of ownership required for each executive is listed below. Only shares actually owned (as shares or as vested and deferred DSUs) count towards the requirement. Executives are required to achieve these stock ownership levels within five years after the first January 1 date following the date they became an executive officer, or (in the case of persons who were executive officers at the time these guidelines were adopted) by January 1, 2013. Executives who are promoted to a higher grade level have five years from the first January 1 date following the date of promotion to achieve the higher ownership target.

Level	Shares
CEO	120,000
Executive Vice President	30,000
Senior Vice President	10,000
Vice President	5,000

Summary Compensation Table

The following table shows the compensation paid to or earned by our chief executive officer, chief financial officer and the three other most highly compensated executive officers of the company during the last fiscal year ended December 28, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)(3)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)
Mark S. Thompson	2008	704,062	—		1,419,432	1,107,890	—	132,165	3,363,549
President and Chief Executive Officer	2007	677,138	—		2,447,629	1,483,256	—	147,020	4,755,244
	2006	665,862	—		2,411,979	1,621,944	1,897,705	328,184	6,925,674
Mark S. Frey	2008	352,950	—		261,877	192,858	—	46,527	854,212
Executive Vice President, Chief Financial Officer and Treasurer	2007	336,500	—		363,832	171,394	—	50,227	921,953
	2006	256,250	128,017		455,268	118,288	442,800	9,985	1,410,609
Allan Lam(6)	2008	397,506	45,694	(7)	192,072	60,987	—	46,749	697,315
Executive Vice President, Worldwide Sales and Marketing—Asia	2007	355,734	37,175	(7)	209,751	59,436	—	40,279	702,377
Robert J. Conrad	2008	349,104	—		150,980	76,263	—	19,970	596,316
Executive Vice President and General Manager, Mobile, Computing, Communications and Consumer Products Group	2007	340,217	—		311,589	83,296	—	18,435	753,537
Justin Chiang	2008	300,000	—		127,176	48,377	—	34,898	510,451
Executive Vice President and General Manager, Power Conversion, Industrial and Automotive Products Group

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the amounts of compensation expense we recognized in fiscal 2008, in accordance with FAS 123(R), excluding the effect associated with estimated forfeitures, and thus include amounts from awards granted in and prior to 2008. The fair value estimate of each DSU, RSU and PU is equal to the closing market price on the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following table describes the option assumptions by grant date.

	December 1, 2004 (a)	May 1, 2005 (b)	July 15, 2005 (c)	July 18, 2005 (d)	February 10, 2006 (e)	March 20, 2006 (f)	February 9, 2007 (g)	February 8, 2008 (h)
Expected volatility (%)	66.0	64.0	53.3	53.3	53.2	53.2	41.7	43.4
Dividend yield	—	—	—	—	—	—	—	—
Risk-free interest rate (%)	3.5	4.0	4.0	4.0	4.5	4.5	4.8	2.7
Expected life, in years	6.0	6.0	3.9	3.9	3.9	3.9	5.0	5.2

(a)	Represents options granted to Mr. Thompson.
(b)	Represents options granted to Mr. Chiang.
(c)	Represents options granted to Messrs. Thompson, Conrad and Chiang.
(d)	Represents options granted to Mr. Lam.
(e)	Represents options granted to Messrs. Thompson, Lam, Conrad and Chiang.
(f)	Represents options granted to Mr. Frey.
(g)	Represents options granted to Messrs. Thompson, Frey, Lam, Conrad and Chiang.
(h)	Represents options granted to Messrs. Thompson, Frey, Lam, Conrad and Chiang.

(2)	Compensation expense for Mr. Thompson’s 2006, 2007 and 2008 stock award and option award grants is recognized over the period from the stock award or option award grant date to his retirement-eligible date in accordance with FAS 123(R). Mr. Thompson’s retirement-eligible date is April 6, 2008.
(3)	Fair value for PU awards granted in 2008 is zero based on non-achievement of the threshold performance target for fiscal 2008. See discussion of PUs in the section titled “Compensation Discussion and Analysis—Performance Unit Targets and 2008 Payout.” PU fair value for the 2007 grant represents achievement of 50% performance target for fiscal 2007. PU fair value for the 2006 grant represents achievement of 200% performance target for fiscal 2006.

(4)	We did not pay any cash incentive bonuses to our named executive officers for 2008 and 2007 under the Enhanced Fairchild Incentive Plan (EFIP), which is discussed in further detail under “Compensation Discussion and Analysis—Enhanced Fairchild Incentive Plan (EFIP).”
(5)	All Other Compensation shown for 2008 includes the following components:

	Tax Reimbursements(a)	Other Compensation and Perquisites(b)	Total
Mark S. Thompson	28,609	103,556	132,165
Mark S. Frey	—	46,527	46,527
Allan Lam	—	46,749	46,749
Robert J. Conrad	989	18,982	19,970
Justin Chiang	6,597	28,301	34,898

(a)	Amounts under the heading “Tax Reimbursements” represent the following:

	DSU Employment Taxes	Automobile Expenses	Tax and Financial Planning	Reimbursed Life Insurance Premiums and Medical Expenses	Travel Expenses	Total
Mark S. Thompson	3,123	12,317	2,195	10,974	—	28,609
Mark S. Frey	—	—	—	—	—	—
Allan Lam	—	—	—	—	—	—
Robert J. Conrad	252	—	737	—	—	989
Justin Chiang	552	—	—	—	6,045	6,597

(b)	Amounts under the heading “Other Compensation and Perquisites,” none of which individually exceed $10,000 except as noted, represent:

•

For Mr. Thompson, matching contributions to the Benefit Restoration Plan ($18,496) and the Fairchild Semiconductor Savings and Retirement Plan, and the cost of automobile expenses ($20,669), use of a corporate apartment at company facility location ($32,200), tax and financial planning, executive physical, medical expenses, life insurance premiums ($13,896), accidental death and dismemberment insurance premiums, long-term care insurance premiums and long-term disability insurance premiums.

•

For Mr. Frey, the cost of use of a corporate apartment at company facility location ($32,200), matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the cost of life insurance premiums, accidental death and dismemberment insurance premiums, long-term care insurance premiums and long-term disability insurance premiums.

•	For Mr. Lam, the cost of automobile expenses ($45,796), and the cost of family medical and family insurance expenses.

•

For Mr. Conrad, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the Benefit Restoration Plan, and the cost of tax services, life insurance premiums, accidental death and dismemberment insurance premiums, long-term care insurance premiums and long-term disability insurance premiums.

•

For Mr. Chiang, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the Benefit Restoration Plan, award for securing patent rights, and the cost of life insurance premiums, accidental death and dismemberment insurance premiums, long-term disability insurance premiums and reimbursement of family travel expenses in connection with his temporary assignment in Taiwan in 2008 ($13,348).

(6)	All amounts shown for Mr. Lam, except Stock Awards and Option Awards, are converted from Singapore Dollars to U.S. Dollars using a currency conversion rate equal to the straight average of the company exchange rate for the 12 months in 2008. Mr. Lam’s salary is established by the compensation committee in U.S. Dollars, but because he is based in Singapore, he is paid in Singapore Dollars.
(7)	Represents a contractual annual wage supplement paid to Mr. Lam. These payments are consistent with the benefits offered to senior level executives in Singapore.

Employment Agreements

As described in the section titled “Compensation Discussion and Analysis,” we have discontinued employment agreements for all the named executive officers other than Messrs. Thompson and Lam. We presently intend to maintain Mr. Thompson’s existing employment agreement. Mr. Lam’s agreement has not been discontinued because we are discontinuing the agreements as they come up for renewal, and his agreement comes up for renewal in 2010. Mr. Frey’s agreement was discontinued in February 2007, Mr. Conrad’s agreement was discontinued in September 2006 and Mr. Chiang’s agreement was discontinued in May 2007. As a result, Messrs. Frey, Conrad and Chiang do not have individual employment, severance or change in control agreements with the company. For a discussion of the compensation and benefits payable to the named executive officers upon termination, see the section titled “Potential Payments Upon Termination or Change in Control.”

Mark S. Thompson. On April 6, 2005 we entered into an employment agreement with Mark S. Thompson, our president and CEO. Under the agreement Mr. Thompson receives a base annual salary of at least $630,000. His salary has since been increased by the compensation committee, most recently in January 2008 to $707,200, to remain competitive with compensation paid to similarly situated CEOs. Under the agreement, Mr. Thompson’s annual incentive target amount under the Enhanced Fairchild Incentive Plan is 150% of his base salary. We did not increase our executives’ base salaries and EFIP participation levels in January 2009—see the section titled “Compensation Discussion and Analysis.” Under the agreement, Mr. Thompson received grants related to his promotion to CEO of 45,000 DSUs, 46,000 PUs and 275,000 stock options as part of our 2005 annual award program. The DSUs vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Thompson’s continuing employment on those dates, and vested DSUs must be settled by delivery of stock on the earlier to occur of Mr. Thompson’s death or disability, the termination of his employment or a settlement date chosen by him which must be at least three years after the grant date (Mr. Thompson deferred the settlement of these 45,000 DSUs until July 15, 2008). The options vest in one-quarter increments on each of the first four anniversaries of the grant date, subject to Mr. Thompson’s continuing employment on those dates. The options are non-qualified stock options, have an eight-year term and have an exercise price per share of $15.91, the fair market value of our common stock on the grant date. All of Mr. Thompson’s 2005 PUs were forfeited as a result of the company not achieving its threshold performance target in 2005.

The agreement also provides for Mr. Thompson to receive up to $15,000 per year in supplemental life insurance premiums, non-reimbursed medical expenses and personal tax and financial planning services at the company’s expense and on a tax-assisted basis. In addition, Mr. Thompson is entitled to five weeks’ paid vacation, receives a car allowance of up to $2,000 per month (net of taxes) up to May 2009, and is entitled to participate in company benefit programs available to senior executives of the company. The agreement prohibits Mr. Thompson from competing with us during, and for one year after, the term of his employment. If Mr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause,” then we may cancel his DSUs, PUs, RSUs, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards. The agreement also includes provisions that are triggered by Mr. Thompson’s termination of employment (including retirement) or by a change in control; these provisions are described below under “Potential Payments Upon Termination of Change in Control—Arrangements with CEO.” Mr. Thompson became retirement-eligible on April 6, 2008. Under Mr. Thompson’s previous December 2004 employment agreement he received 200,000 stock options and 50,000 DSUs. These equity awards were made under the NYSE exemption for employment inducement awards. The stock options have an exercise price of $16.70 per share, reflecting the fair market value of the underlying shares on the grant date, and an eight-year term.

Allan Lam. We entered into an employment agreement with Mr. Lam dated as of May 18, 2005, under which we agreed to employ Mr. Lam as Senior Vice President and General Manager of our Standard Products Group for an initial term of five years, subject to automatic renewals for successive one-year periods unless either we or Mr. Lam gives notice of non-renewal. Under the agreement Mr. Lam received an initial base salary of $312,008. His salary was increased by the compensation committee, most recently in January 2008 to $359,779. Mr. Lam also received a one-time recruitment bonus equal to $209,745, net of taxes. Mr. Lam’s initial EFIP participation level was 60% of his base salary and was later increased to 90%. Under the agreement Mr. Lam is entitled to participate in benefit plans that are available to our senior level employees based in Singapore. Mr. Lam receives an annual wage supplement (commonly referred to as a “13th month payment”) consistent with the benefits offered to senior level employees in Singapore.

Fiscal 2008 Grants of Plan-Based Awards

The following table provides information about grants of plan-based cash and equity awards during 2008 to the executive officers named in the Summary Compensation Table.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)(4)(5)
	Grant Date	Thres hold ($)	Target ($)	Maximum (S)	Thres hold (#)	Target (#)	Maximum (#)
Mark S. Thompson		528,046	1,056,092	2,112,185	—	—	—	—	—	—	—
	2/8/2008	—	—	—	57,500	115,000	230,000	—	—	—	2,672,600
	2/8/2008	—	—	—	—	—	—	38,334	—	—	445,441
	2/8/2008	—	—	—	—	—	—	—	115,000	11.62	562,971

Mark S. Frey		158,828	317,655	635,310	—	—	—	—	—	—	—
	2/8/2008	—	—	—	8,700	17,400	34,800	—	—	—	404,376
	2/8/2008	—	—	—	—	—	—	5,800	—	—	67,396
	2/8/2008	—	—	—	—	—	—	—	17,400	11.62	85,180

Allan Lam(6)		199,440	398,880	797,761	—	—	—	—	—	—	—
	2/8/2008	—	—	—	8,700	17,400	34,800	—	—	—	404,376
	2/8/2008	—	—	—	—	—	—	5,800	—	—	67,396
	2/8/2008	—	—	—	—	—	—	—	17,400	11.62	85,180

Robert J. Conrad		157,097	314,193	628,386	—	—	—	—	—	—	—
	2/8/2008	—	—	—	8,700	17,400	34,800	—	—	—	404,376
	2/8/2008	—	—	—	—	—	—	5,800	—	—	67,396
	2/8/2008	—	—	—	—	—	—	—	17,400	11.62	85,180

Justin Chiang		135,000	270,000	540,000	—	—	—	—	—	—	—
	2/8/2008	—	—	—	6,600	13,200	26,400	—	—	—	306,768
	2/8/2008	—	—	—	—	—	—	4,400	—	—	51,128
	12/15/2008	—	—	—	—	—	—	10,000	—	—	46,000
	2/8/2008	—	—	—	—	—	—	—	13,200	11.62	64,619

(1)	Reflects the potential cash bonus that can be earned in 2008 corresponding to the achievement of the threshold, target, and maximum performance targets under the Enhanced Fairchild Incentive Plan (EFIP). At its meeting held on February 3, 2009, the compensation committee approved the company’s financial result for EBIT and determined that no EFIP payments would be made to the named executive officers for 2008. See “Compensation Discussion and Analysis—Enhanced Fairchild Incentive Plan (EFIP).”
(2)	Reflects number of performance units (PUs) granted.
(3)	Reflects number of restricted stock units (RSUs) granted.
(4)	Includes PUs, for which reported grant-date fair value assumes achievement of 200% performance target for 2008. No PUs were actually earned in 2008 as certified by the compensation committee at its meeting held on February 3, 2009.
(5)	The amounts included in the “Grant-date Fair Value of Stock and Option Awards” column are the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (FAS 123(R)). By contrast, the amount shown for “Stock Awards” and “Option Awards” in 2008 in the Summary Compensation Table is the amount of compensation expense we recognized for financial statement purposes in fiscal 2008 for awards granted in and prior to 2008.
(6)	Amounts shown for potential cash bonus for Mr. Lam under the EFIP are converted from Singapore Dollars to U.S. Dollars using a currency conversion rate equal to the straight average of the company exchange rate for the 12 months in 2008. Mr. Lam’s EFIP bonus is calculated based on actual salary earned in the fiscal year plus the contractual annual wage supplement paid to him for that fiscal year.

Our 2008 equity compensation program, including stock options, performance units (PUs) and restricted stock units (RSUs), are described in “Proposal 2—Description of Principal Features of the Plan,” and in the section titled “Compensation Discussion and Analysis.” As described in these sections, our stock plan provides that each share issued under awards other than options or SARs count against the number of shares available under the plan as two shares for purposes of debiting against the shares that remain available for issuance under the plan. Shares issued under options or SARs count against the shares available under the plan as one share. In determining the number of shares subject to each PU and RSU grant, we apply an option-to-full-value exchange ratio of three to one, meaning we assign a value of three options to one full-value award.

The stock options reported in the Grants of Plan-Based Awards for 2008 table have an eight-year term and become exercisable in 25% increments on each of the first four anniversaries of the date of grant. The PUs reported in that table vest at the rate of 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date. PUs have no expiration date. RSUs vest in 25% increments on each of the first four anniversaries of the grant date. Vested RSUs result in the delivery of one share per unit promptly following the vesting date. Mr. Thompson’s equity awards may vest earlier upon certain events, as described in more detail in the section titled “Employment Agreements.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on all outstanding option and stock awards held by the named executive officers at December 28, 2008. Market value of stock awards is based on a price of $4.42, our closing stock price on December 29, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark S. Thompson(2)	—		115,000	(3)	—	11.62	2/9/2016	—		—
	20,000	(3)	60,000	(3)	—	17.94	2/10/2015	—		—
	37,200	(3)	37,200	(3)	—	18.51	2/11/2014	—		—
	206,250	(3)	68,750	(3)	—	15.91	7/16/2013	—		—
	200,000	(3)	—		—	16.70	12/2/2012	—		—
	—		—		—	—	—	38,334	(4)	169,436
	—		—		—	—	—	20,001	(5)	88,404
	—		—		—	—	—	12,400	(6)	54,808
	—		—		—	—	—	26,667	(7)	117,868
	—		—		—	—	—	49,600	(8)	219,232
Mark S. Frey	—		17,400	(3)	—	11.62	2/9/2016	—		—
	3,000	(3)	9,000	(3)	—	17.94	2/10/2015	—		—
	37,500	(3)	37,500	(3)	—	17.81	3/21/2014	—		—
	—		—		—	—	—	5,800	(4)	25,636
	—		—		—	—	—	3,000	(5)	13,260
	—		—		—	—	—	10,000	(9)	44,200
	—		—		—	—	—	4,000	(7)	17,680
	—		—		—	—	—	13,600	(10)	60,112
Allan Lam	—		17,400	(3)	—	11.62	2/9/2016	—		—
	1,500	(3)	4,500	(3)	—	17.94	2/10/2015	—		—
	2,700	(3)	2,700	(3)	—	18.51	2/11/2014	—		—
	18,750	(3)	6,250	(3)	—	15.78	7/19/2013	—		—
	—		—		—	—	—	5,800	(4)	25,636
	—		—		—	—	—	7,500	(11)	33,150
	—		—		—	—	—	1,500	(5)	6,630
	—		—		—	—	—	900	(6)	3,978
	—		—		—	—	—	3,750	(12)	16,575
	—		—		—	—	—	2,001	(7)	8,844
	—		—		—	—	—	4,711	(8)	20,823
Robert J. Conrad	—		17,400	(3)	—	11.62	2/9/2016	—		—
	2,500	(3)	7,500	(3)	—	17.94	2/10/2015	—		—
	5,400	(3)	5,400	(3)	—	18.51	2/11/2014	—		—
	15,000	(3)	5,000	(3)	—	15.91	7/16/2013	—		—
	32,207	(13)	—		—	19.65	5/5/2012	—		—
	30,000	(3)	—		—	17.70	9/2/2011	—		—
	—		—		—	—	—	5,800	(4)	25,636
	—		—		—	—	—	2,501	(5)	11,054
	—		—		—	—	—	1,800	(6)	7,956
	—		—		—	—	—	3,334	(7)	14,736
	—		—		—	—	—	9,423	(8)	41,650

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Justin Chiang	—		13,200	(3)	—	11.62	2/9/2016	—		—
	900	(3)	2,700	(3)	—	17.94	2/10/2015	—		—
	1,500	(3)	1,500	(3)	—	18.51	2/11/2014	—		—
	5,625	(3)	1,875	(3)	—	15.91	7/16/2013	—		—
	15,000	(3)	5,000	(3)	—	13.45	5/2/2013	—		—
	—		—		—	—	—	10,000	(14)	44,200
	—		—		—	—	—	4,400	(4)	19,448
	—		—		—	—	—	7,500	(15)	33,150
	—		—		—	—	—	900	(5)	3,978
	—		—		—	—	—	1,126	(6)	4,977
	—		—		—	—	—	2,500	(16)	11,050
	—		—		—	—	—	1,201	(7)	5,308
	—		—		—	—	—	2,000	(8)	8,840

(1)	Represents RSUs and DSUs, and PUs for which the performance conditions have been satisfied and are hence subject only to time-based vesting. Except as separately footnoted below, all RSUs and DSUs become vested in 25% increments on each of the first four anniversaries of the grant date, and all PUs become vested in one-third increments on each of the first three anniversaries of the grant date.
(2)	Mr. Thompson’s awards vest as described, provided that they may vest earlier upon certain events described in more detail in the section titled “Employment Agreements—Mark S. Thompson.”
(3)	Stock options vest and become exercisable in 25% increments on each of the first four anniversaries of the grant date, which is eight years prior to the expiration date.
(4)	Represents RSUs with a February 8, 2008 grant date.
(5)	Represents RSUs with a February 9, 2007 grant date.
(6)	Represents RSUs with a February 10, 2006 grant date.
(7)	Represents PUs granted on February 9, 2007, assuming threshold award based on achievement of the 50% performance target for fiscal 2007. Earned PUs were determined based upon our 2007 EBIT goal attainment as certified by the compensation committee at its meeting held on January 23, 2008. All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards.
(8)	Represents PUs granted on February 10, 2006, assuming maximum potential award based on achievement of the 200% performance target for fiscal 2006. Earned PUs were determined based upon our 2006 EBIT goal attainment as certified by the compensation committee at its meeting held on January 26, 2007.
(9)	Represents RSUs with a March 20, 2006 grant date.
(10)	Represents PUs granted on March 20, 2006, assuming maximum potential award based on achievement of the 200% performance target for fiscal 2006. Earned PUs were determined based upon our 2006 EBIT goal attainment as certified by the compensation committee at its meeting held on January 26, 2007.
(11)	Represents RSUs with a July 15, 2007 grant date.
(12)	Represents DSUs with a July 18, 2005 grant date.
(13)	Represents stock options with a May 4, 2004 grant date. Options vested and became exercisable on February 18, 2005.
(14)	Represents RSUs with a December 15, 2008 grant date.
(15)	Represents RSUs with an October 15, 2007 grant date.
(16)	Represents DSUs with a May 1, 2005 grant date.

Fiscal 2008 Stock Vested

The following table provides information about stock vested during fiscal 2008, for the executive officers named in the Summary Compensation Table.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)
Mark S. Thompson	103,299	1,093,034
Mark S. Frey	21,200	237,244
Allan Lam	12,910	152,527
Robert J. Conrad	14,059	166,099
Justin Chiang	8,461	92,867

(1)	For Messrs. Thompson, Lam, Conrad and Chiang, represents settlement of DSUs, RSUs and PUs. For Mr. Frey, represents settlement of RSUs and PUs.

Nonqualified Deferred Compensation

We maintain a non-qualified retirement savings plan called the Benefit Restoration Plan (or BRP), under which named executive officers and certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. Under the BRP, a participant can contribute between 1% and 25% of his or her base salary to the BRP on a before-tax basis. The company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as our 401(k) plan. As with our 401(k) plan, the company will match 100% of the first 3% of pay that is contributed to the BRP and 50% of the next 2% of pay contributed. Any amounts contributed to the BRP may be allocated towards notional accounts into up to 22 investment funds as directed by the participant. The investment funds available under the BRP mirror the investment options available to all employees who participate in the 401(k) plan. There is no guaranteed investment return with respect to any of the funds. In response to the current global economic uncertainty, in March 2009 we temporarily suspended our discretionary matching contributions under our 401(k) and BRP plans.

The following table provides information with respect to compensation deferred by our named executive officers in 2008 under the BRP.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mark S. Thompson	26,744	18,496	(20,020)	—	103,776	(3)
Mark S. Frey	—	—	—	—	—
Allan Lam	—	—	—	—	—
Robert J. Conrad	5,446	3,770	(4,181)	—	32,003	(4)
Justin Chiang	5,500	3,231	(1,887)	—	11,354

(1)	Amounts are the company’s matching contributions to the BRP that are included in amounts reported as compensation to the named executives in the last completed fiscal year in the Summary Compensation Table under the heading “All Other Compensation.”
(2)	Amounts are not reported in the named executives’ compensation in the last completed fiscal year in the summary compensation table because they are not above-market or preferential as defined under SEC rules.
(3)	Amount includes the company’s matching contributions to the BRP for Mr. Thompson in fiscal years 2006 and 2007. The full amount of the matching contributions for fiscal years 2006 and 2007 were included under the heading “All Other Compensation” in the Summary Compensation Table of the company’s proxy statements dated March 30, 2007 and April 4, 2008, respectively.

(4)	Amount includes the company’s matching contributions to the BRP for Mr. Conrad in fiscal years 2006 and 2007. The matching contribution for fiscal year 2007 of $3,678 was included under the heading “All Other Compensation” in the Summary Compensation Table of the company’s proxy statement dated April 4, 2008. Mr. Conrad was not a named executive officer in the company’s proxy statement covering fiscal 2006.

Potential Payments Upon Termination or Change in Control

Arrangements with CEO.

Under our employment agreement with Mr. Thompson, our President and CEO, if the company terminates Mr. Thompson’s employment for any reason other than “cause,” including as a result of Mr. Thompson’s death or disability, or if Mr. Thompson terminates his employment for “good reason,” we will pay him two times his base salary and target annual incentive bonus amount under the EFIP in effect at the time of termination. “Cause” is defined in the agreement to include a willful failure to perform duties, willful and gross misconduct that is materially injurious to the company, a willful breach of a material provision of the employment agreement (including its confidentiality and non-competition provisions) and material and willful violations of laws or regulations that are materially and demonstrably injurious to the company. Mr. Thompson would not be entitled to any payments or other benefits if his employment were to be terminated by the company for cause. In addition, in a for-cause termination we would have the right to cancel outstanding options and other equity awards and to recapture gains on prior settlements or exercises of equity awards. “Good reason” is defined to include a reduction in base salary or incentive bonus participation level, other than those affecting executives generally, a material reduction in Mr. Thompson’s responsibilities or authority, a significant geographic change in his principal office location, or the failure of the company to nominate Mr. Thompson for re-election to the board of directors. In such events, Mr. Thompson would be entitled to terminate his employment with the company and receive the payments and benefits described above. In addition, in such termination events, any of the 50,000 DSUs we granted to Mr. Thompson when he joined the company in December 2004 that are not vested will become fully vested (this DSU award was fully vested by December 2008), and we must provide continued health insurance for Mr. Thompson and his eligible dependents for two years following the termination date.

In the event of a change in control of the company, if Mr. Thompson’s employment is terminated by the company or its successor for any reason other than cause, or by Mr. Thompson for good reason, in either case within 6 months before or 12 months after the change in control, then we or our successor must pay him three times his base salary and target annual incentive bonus amount under the EFIP in effect at the time of termination, and his stock options, RSUs, PUs, DSUs and other equity awards would vest in full and the options would be exercisable for their remaining terms. We have also agreed to pay any taxes that may apply to severance payments following a change in control under Section 280G of the Internal Revenue Code, and to pay any taxes applicable to such payments—a “tax gross-up.”

If Mr. Thompson retires on or after April 6, 2008, or if the company terminates his employment other than for cause after that date, or if Mr. Thompson terminates his employment for good reason after that date, then he will be fully vested in all of his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards, and the options would be exercisable for their remaining terms. In addition, in the event of a change in control of the company Mr. Thompson will become fully vested in all of his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards. The agreement prohibits Mr. Thompson from competing with us during, and for one year after, the term of his employment. If Mr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause,” then we may cancel his DSUs, PUs, RSUs, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards.

Under the above terms, if Mr. Thompson’s employment had been terminated effective December 28, 2008, either by the company for any reason other than cause or by Mr. Thompson for good reason, or if there had been a change in control of the company and a termination of Mr. Thompson’s employment within the time periods described above, the value of payments and other benefits that he would have been entitled to receive would have been as follows:

	Termination Other Than in Change in Control	Termination in Change in Control		Change in Control—No Termination
Severance Payment	$3,536,000	$5,304,000		—
Equity Awards	—	649,749	(1)	649,749	(1)
Health Benefits Continuation(2)	34,898	34,898		—
280G “Gross-up” Payment(3)	—	—		—

(1)	Represents the value of unvested and accelerated stock options, RSUs and PUs as of December 28, 2008. As of December 28, 2008, the exercise price for all of Mr. Thompson's options was higher than the stock price for such options, and therefore the value of such options was zero. Assumes no payout of Mr. Thompson’s PUs granted to him in fiscal 2008 based on non-achievement of the threshold EBIT target for fiscal 2008 (see “Compensation Discussion and Analysis—Performance Unit Targets and 2008 Payout”).
(2)	Represents the present value of two years of continuing medical coverage equivalent to the company’s current level of coverage.
(3)	For calculating Mr. Thompson's 280G gross-up amounts, we take into account his earnings from the company for the prior five years. Since his employment began in 2004, his 2004 taxable earnings were annualized to reflect his annual rates of pay. We include the severance payment, valuations of unvested stock options, PUs and RSUs that become vested upon a change in control (using the fiscal 2008 year-end closing stock price), our estimated cost to provide medical benefits for two years and estimated gross-up payments for excise taxes. Whether he will receive a gross-up amount will depend primarily on his earnings in the previous five years and our stock price at the time of the trigger event. The total of the payments due to Mr. Thompson under the agreement as of December 28, 2008, did not exceed the applicable limit for purposes of calculating the 280G gross-up amount.

Arrangements with Other Named Executive Officers.

As described in more detail in the section titled “Employment Agreements,” we do not have specific employment agreements with our named executive officers, except Messrs. Thompson and Lam.

Mr. Lam’s Employment Agreement. Mr. Lam’s employment agreement provides for severance payments in the event of employment termination by the company for any reason other than cause (including as a result of their death or disability), or by Mr. Lam for good reason. Cause and good reason were defined by the agreements in substantially the same way as in Mr. Thompson’s employment agreement, described above. In the event of such termination, Mr. Lam would have been entitled to receive a severance benefit equal to one and a half times his annual base salary, and twelve months of continuing medical coverage equivalent to the company’s current level of coverage. The severance benefit would also have been required if the terminations were to have occurred within 6 months before or 12 months after a change in control. The agreement does not provide for accelerated vesting of stock option or other equity awards in the event of a termination of employment, however, in the event of a change in control of the company Mr. Lam will become fully vested in all his then-outstanding stock options, RSUs, PUs, DSUs and other equity awards. Based on his agreement, if, on December 28, 2008, Mr. Lam’s employment had been terminated by the company for any reason other than cause or by Mr. Lam for good reason, or if there had been a change in control of the company and a termination of Mr. Lam’s employment within the time periods described above, he would have been entitled to receive a severance payment of $539,669. If, on December 28, 2008, Mr. Lam’s employment had been terminated by the company for any reason other than cause or by Mr. Lam for good reason, he would also have been entitled to receive twelve months of continuing medical coverage equal to $4,587, applying a 6% discount rate. If, on December 28, 2008, there had been a change in control of the company without termination of Mr. Lam’s employment, he would have been entitled to accelerated vesting of all his unvested stock options, PUs, RSUs and DSUs representing a value of $115,636.

Executive Severance Policy

We have an executive severance policy that provides severance benefits for executives at and above the executive director level, including Messrs. Frey, Conrad and Chiang, if their employment is terminated by the company for reasons other than cause, as further described below. To be covered under the executive severance policy, the executive must be designated as a participant by the CEO and must agree to all of the terms and conditions under the policy, including to a covenant not to compete against the company during and for one year following employment. The executive also must agree to release the company from any claims relating to the executive’s employment or termination in order to receive severance payments under the policy.

“Cause” is defined under the policy to mean willful breach or habitual neglect of duties, acts of dishonesty, malfeasance or misappropriation, willful misconduct, fraud, embezzlement, bad faith, misrepresentation, or other acts of moral turpitude that would prevent the effective performance of the executive’s duties to the company or result in the executive’s personal profit, or any act or omission in the course of the executive’s employment with the company that materially injures the business or reputation of the company.

Under the policy, if an executive is terminated for any reason other than cause, then the executive is entitled to receive an amount equal to the executive’s base compensation for a specified time period, depending on the executive’s job grade at the time of such termination. For Messrs. Frey, Conrad and Chiang, this period is 12 months.

In addition, in such termination events, we must provide continued health insurance coverage for the executive and his or her eligible dependents for the same time period as indicated above. Benefits are not provided under the policy in the event of terminations resulting from the executive’s death or disability. Benefits are not provided under the policy if the executive initiates the termination for “good reason” or any other reason. There is no provision under the policy for payments in the event of a change in control. However, the policy provides that it must be continued according to its terms by any successor to the company following a change in control, and in the event the policy is not continued by the successor, then the closing of the change-in-control transaction would be treated as a not-for-cause termination, triggering the above-described severance benefits.

If, on December 28, 2008, the employment of Messrs. Frey, Conrad and Chiang had been terminated by the company for any reason other than cause (as defined in the executive severance policy), then these executives would have been entitled to receive the amounts reported in the table below (reported as a severance benefit equal to twelve months of the executive’s monthly base salary and twelve months of continuing medical coverage equivalent to the company’s current level of coverage).

	Severance Benefit ($)	Continuing Medical Coverage ($)
Mark S. Frey	354,900	16,618
Robert J. Conrad	350,089	16,618
Justin Chiang	315,000	16,618

In addition, in the event of a change in control of the company, Messrs. Frey, Conrad and Chiang will become fully vested in all their then-outstanding stock options, RSUs, PUs DSUs and other equity awards. If, on December 28, 2008, there had been a change in control of the company, then these executives would have been entitled to acceleration of their unvested equity awards in the amounts reported in the table below.

	Accelerated Vesting of Unvested Equity Awards Upon Change in Control—No Termination ($)(1)
Mark S. Frey	160,888	(2)
Allan Lam	115,636	(3)
Robert J. Conrad	101,032	(2)
Justin Chiang	130,951	(3)

(1)	The value of stock options is calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 28, 2008. As of December 28, 2008, the exercise price for these options was higher than the stock price for such options, and therefore the value of such options was zero. The value of DSUs, RSUs and PUs is calculated by multiplying the number of accelerated underlying shares by the closing price of our common stock on December 28, 2008.
(2)	Represents the value of unvested and accelerated RSUs and PUs as of December 28, 2008.
(3)	Represents reimbursement of employment taxes that would be due upon vesting of unvested DSUs, and the value of unvested and accelerated RSUs, DSUs and PUs as of December 28, 2008.

Executive Disability Insurance.

Our executive officers are enrolled in the Executive Long-Term Disability Plan, which we fund through insurance. Executives are entitled to receive 60% of their monthly earnings to a maximum benefit of $15,000 per month in long-term disability benefit payments if they are deemed disabled. Disability is defined to mean, in effect, the executive’s inability to continue to perform his or her current responsibilities. The maximum period of payment is to Social Security normal retirement age if the individual is less than age 63 at the time of disability. If the individual is age 63 or older at the time of disability the maximum period of payment varies based on the executive’s age at the time of disability. Furthermore, the maximum payment period ranges from 36 months for those age 63 or more, to 12 months for those age 69 and over. If, on December 28, 2008, the employment of Messrs. Thompson, Frey, Conrad and Chiang had been terminated as a result of their disability, then these executives would have been entitled to receive the maximum aggregate amounts reported in the table below. Mr. Lam does not participate in the Executive Long-Term Disability Plan because he is based in Singapore.

Disability Payment ($)(1)
Mark S. Thompson	1,714,115
Mark S. Frey	1,405,440
Robert J. Conrad	1,983,727
Justin Chiang	2,116,585

(1)	Represents the estimated lump-sum present value of all future payments that the named executives would be entitled to receive, applying a 6% discount rate. Mr. Thompson would be entitled to receive such payments until he reached age 66 and 4 months. Mr. Frey would be entitled to receive such payments until they reached age 66. Messrs. Conrad and Chiang would be entitled to receive such payments until they reached age 67.

The foregoing descriptions reflect the amount of compensation that would have become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated and/or there had occurred a change in control on December 28, 2008, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including under then-exercisable stock options, and benefits available generally to salaried employees. The actual amounts that would be paid upon a change in control or a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the foregoing description. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

Securities Authorized for Issuance Under Equity Compensation Programs

The following table and related notes provides information about the number of stock options, DSUs, RSUs and PUs outstanding and authorized for issuance under all equity compensation plans of the company on December 28, 2008.

	Number of Shares of Common Stock Issuable Upon the Exercise of Outstanding Options, DSUs, RSUs and PUs(1)	Weighted Average Exercise Price of Outstanding Options(2)	Number of Shares Remaining Available for Future Issuance (Excluding Shares Underlying Outstanding Options, DSUs, RSUs and PUs)(3)
Equity compensation plans approved by stockholders(4)	21,728,110	$19.33	8,579,400
Equity compensation plans not approved by stockholders(5)	298,600	$17.00	—

Total	22,026,710	$19.30	8,579,400

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 28, 2008.
(2)	Does not include shares subject to DSUs, RSUs or PUs, which do not have an exercise price.
(3)	Represents 168,872 shares under the 2000 Executive Stock Option Plan (the “2000 Executive Plan”) and 8,410,528 shares under the Fairchild Semiconductor 2007 Stock Plan (the “2007 Stock Plan”). There were no shares remaining available for future issuance under the Fairchild Semiconductor Stock Plan (the “Prior Plan”) on December 28, 2008.
(4)	Shares issuable include 1,495,522 options under the 2000 Executive Plan, 16,990,570 options, 129,659 DSUs, 452,184 RSUs, and 288,919 PUs under the Prior Plan and 1,268,873 options, 98,481 DSUs, 924,360 RSUs, and 79,542 PUs under the 2007 stock plan.
(5)	Represents 200,000 options granted in December 2004 to Mr. Thompson, and 75,000 options, 13,600 PUs and 10,000 RSUs granted to Mr. Frey in March 2006, as recruitment-related grants. These equity awards were made under the NYSE exemption for employment inducement awards. The equity awards are covered by separate award agreements. The options vest in equal installments over the four-year period following their grant date, have an eight-year term and have an exercise price per share equal to the fair market value of the company’s common stock on the grant date. The PUs vest over the three-year period following their grant date. The RSUs vest in equal installments over the four-year period following their grant date.

The material terms of the 2000 Executive Plan and the Prior Plan are described in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 28, 2008, and the 2000 Executive Plan and the Prior Plan are included as exhibits to that annual report. The material terms of the 2007 Stock Plan are described under Proposal 2 of this proxy statement, and the 2007 Stock Plan, with our proposed amendment, is included as Exhibit A to this proxy statement.

STOCK OWNERSHIP BY 5% STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table provides stock ownership information for each stockholder known to the company to beneficially own more than 5% of our common stock, for each director (all nominees for the upcoming term currently serve on the board), for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Figures are based on beneficial ownership and the number of shares outstanding as of December 28, 2008.

	No. of Shares	% of Common Shares Outstanding
BlackRock, Inc.(1) 800 Scudders Mill Road Plainsboro, NJ 08536	20,279,396	16.4%

FMR LLC(2) 82 Devonshire Street Boston, MA 02109	14,927,500	12.1%

Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	8,942,600	7.3%

Barclays entities(4) 400 Howard Street San Francisco, CA 94105	6,187,885	5.0%

Mark S. Thompson(5)	729,114	*
Robert J. Conrad(5)(6)	139,659	*
Mark S. Frey(5)(6)	81,966	*
Allan Lam(5)	62,267	*
Justin Chiang(5)(6)	46,334	*
Charles P. Carinalli(5)	79,001	*
Randy W. Carson(5)	—	*
Robert F. Friel(5)	49,001	*
Anthony Lear(5)	—	*
Thomas L. Magnanti(5)	52,689	*
Kevin J. McGarity(5)	20,501	*
Bryan R. Roub(5)	54,001	*
Ronald W. Shelly(5)	90,001	*

All directors and executive officers as a group (17 persons)(5)(6)	1,772,083	1.4%

*	Less than 1%
(1)	Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of December 31, 2008. BlackRock, Inc. has shared voting and dispositive power of 20,279,396 shares. BlackRock, Inc. is a parent company for investment management subsidiaries BlackRock Advisors LLC, BlackRock Asset Management U.K. Limited, BlackRock Investment Management, LLC, BlackRock (Channel Islands) Ltd and BlackRock Japan Co. Ltd, all of which hold portions of the reported shares.
(2)	Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of December 31, 2008, filed by FMR LLC on behalf of itself and its subsidiaries Fidelity Management & Research Company and Pyramis Global Advisers Trust Company. FMR LLC has the sole dispositive power of the shares but has no voting power. Members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, own 49% of the Series B voting common shares of FMR LLC.

(3)	Information reported is based on the stockholder’s filing with the Securities and Exchange Commission as of December 31, 2008. Royce & Associates, LLC has sole voting and dispositive power of 8,942,600 shares.
(4)	Information reported is based on the stockholder’s filing with the Securities and Exchange Commission as of December 31, 2008. The following Barclays entities had sole voting power and sole investment power with respect to the following number of shares: Barclays Global Investors, NA had sole voting and dispositive power of 3,014,295 and 3,714,026 shares, respectively; Barclays Global Fund Advisors had sole voting and dispositive power of 1,647,641 and 2,351,060 shares, respectively; Barclays Global Investors, Ltd. had sole voting and dispositive power of 5,843 and 90,537 shares, respectively; Barclays Global Investors Japan Ltd. had sole voting and dispositive power of 32,262 and 32,262 shares, respectively; Barclays Global Investors Canada Ltd. had sole voting and dispositive power of 3,954 and 3,954 shares, respectively; and Barclays Global Investors Australia Limited had sole voting and dispositive power of 24,550 and 24,550 shares, respectively.
(5)	Shares reported include those underlying stock options and other stock unit awards that were exercisable on December 28, 2008 or within 60 days after that date, in the following amounts:

	Stock Options	Stock Unit Awards
Mr. Thompson	530,800	85,382
Mr. Conrad	94,657	14,272
Mr. Frey	47,850	4,450
Mr. Lam	30,150	8,110
Mr. Chiang	27,975	4,562
Mr. Carinalli	65,000	14,001
Mr. Carson	—	—
Mr. Friel	35,000	14,001
Mr. Lear	—	—
Mr. Magnanti	35,000	14,001
Mr. McGarity	—	20,501
Mr. Roub	35,000	14,001
Mr. Shelly	76,000	14,001

All directors and executive officers as a group (17 persons)	1,360,779	229,594

(6)	Shares reported include shares received under the company’s Employee Stock Purchase Plan on December 28, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission and the New York Stock Exchange. The SEC has mandated that all these reports be filed electronically. Based solely on our review of the copies of such reports received by the company, we believe that all officers, directors and 10% stockholders complied with all applicable Section  16(a) filing requirements during the fiscal year 2008.

2010 STOCKHOLDER PROPOSALS

In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2010 pursuant to Rule 14a-8 under the Securities Exchange

Act of 1934, the proposal must be received by the company in writing on or before December 6, 2009, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to:

Corporate Secretary

Fairchild Semiconductor International, Inc.

82 Running Hill Road

South Portland, ME 04106

Our bylaws require that any stockholder wishing to introduce a proposal or other business that is not included in the proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 at an annual meeting of stockholders must give the company written notice at least 60 days and not more than 90 days in advance of the first anniversary of the prior year’s annual meeting and that notice must meet certain requirements set forth in the bylaws. Our bylaws also set forth requirements for any stockholder wishing to nominate a candidate for election as a director at the annual meeting. Our bylaws are available through our corporate governance website at http://governance.fairchildsemi.com or by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” Stockholders may also request a copy of the bylaws from the corporate secretary by writing to the above address. In addition, if the company does not have notice of a matter proposed to be raised at the 2010 annual meeting by March 8, 2010, or the stockholder does not otherwise comply with the requirements of SEC Rule 14a-4(c), then proxies given in connection with that meeting will confer discretionary authority on the holders of those proxies to vote on that matter.

HOW TO GET MORE INFORMATION AND MATERIALS

We file annual, quarterly and special reports and other information with the SEC in addition to our proxy statements. You may read and copy any reports, statements and other information we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available to the public at the web site maintained by the SEC, http://www.sec.gov.

We also make available, free of charge, through our corporate governance web site or by contacting the office of our corporate secretary by mail, telephone or email, any of the following documents:

•	our corporate charter (known as our Certificate of Incorporation);

•	our corporate bylaws;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics;

•	the charters of any of the three standing committees of our board of directors; or

•	our Annual Report on Form 10-K for our fiscal year ended December 28, 2008.

To access and print these documents electronically, or to request that free copies be emailed to you or sent to you via first-class mail, choose any of the following options:

•

visit our corporate governance web site at http://governance.fairchildsemi.com, or go to our investor relations web site at http://investor.fairchildsemi.com and click on “Corporate Governance.” On our governance web site you can find updated information about our board and corporate governance and information on how to contact our board of directors, its committees and their members;

•	email the office of the Corporate Secretary at corpsecretary@fairchildsemi.com;

•	write via first-class mail to: Corporate Secretary/Fairchild Semiconductor/82 Running Hill Road/South Portland, ME 04106; or

•	call the office of the Corporate Secretary at (207) 775-8100.

We also make available, free of charge, through our investor relations web site, our reports on Forms 10-K, 10-Q and 8-K, amendments to those reports, and other SEC filings, as soon as reasonably practicable after they are filed with the SEC. The address for our investor relations web site is http://investor.fairchildsemi.com (click on “SEC filings”).

The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to us at the address given above. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above. If you are a beneficial owner and wish in the future to receive a separate set of proxy materials for each brokerage account through which you may own our shares or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

COSTS OF SOLICITING PROXIES

The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained Mellon Investor Services LLC to provide proxy solicitation services including the distribution of proxy materials and the solicitation of proxies, for a fee of $10,000, plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

Exhibit A

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

1. Purpose

The purpose of the Fairchild Semiconductor 2007 Stock Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, Nonemployee Directors and individual consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Administrator over which Deferred Stock Units are to be earned.

(f) “Board” means the board of directors of the Company.

(g) “Cause” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, (i) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (A) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (C) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (D) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Administrator. The Administrator shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(h) “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 12(b) and (c), respectively.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(j) “Company” means Fairchild Semiconductor International, Inc., a Delaware corporation.

(k) “Deferred Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(l) “Disability” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, a Participant being considered “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(m) “Early Retirement” means the termination of a Participant’s employment or service, by the Participant or the Company, following which the Participant has no intention of engaging in, and does not in fact subsequently engage in, full-time employment, after attaining age 55, if the Participant’s elapsed years of continuous full-time employment or service with the Company or an Affiliate plus the Participant’s age equals 65 or more; provided that for any Nonemployee Director, it means the termination of the Nonemployee Director’s service with the Company or an Affiliate, after attaining age 55, if the Nonemployee Director’s elapsed years of continuous service with the Company or an Affiliate plus the Nonemployee Director’s age equals 65 or more.

(n) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ, in any case, as reporting in such source as the Administrator shall select. If there is no regular public trading market for such Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.

(o) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no Termination of Employment for that Participant shall be considered to be for “Good Reason.”

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Individual Agreement” means a written employment, consulting or similar agreement, including the Company’s Executive Severance Policy, between a Participant and the Company or one of its Subsidiaries or Affiliates.

(s) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Normal Retirement” means retirement from active employment or service with the Company, a Subsidiary or Affiliate at or after age 65.

(v) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(w) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(x) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(y) “Plan” means Fairchild Semiconductor 2007 Stock Plan as set forth herein and as amended from time to time.

(z) “Prior Plan” means the Fairchild Semiconductor Stock Plan, as amended and restated as of May 3, 2006.

(aa) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(bb) “Retirement” means Normal Retirement or Early Retirement. For the avoidance of doubt, the definitions of Retirement herein are solely for the purposes of the Plan and for no other purpose, provided, however, that the definitions are incorporated by reference into the Company’s Executive Severance Plan.

(cc) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(dd) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12(d).

(ee) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(gg) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(hh) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries of Affiliates, or, with respect to a service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee or other service provider of the Company or a Subsidiary or Affiliate shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee, or service-provider for, the Company or another Subsidiary or Affiliate.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual), including any director who is also an employee, in his or her capacity as such, of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(d), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of February 14, 2007, and became effective on May 2, 2007 (the “Effective Date”) when it was approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the adoption of the Plan by the Board, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 10,593,619, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of May 2, 2007, remained available for issuance under the Prior Plan (not including any Shares that were subject to, as of May 2, 2007, outstanding awards under the Prior Plan or any Shares that prior to May 2, 2007, were issued pursuant to awards granted under the Prior Plan that were settled or exercised) and (ii) any Shares that were subject to outstanding awards under the Prior Plan as of May 2, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12(d). The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares granted as Awards other than Options or Stock Appreciation Rights that are intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Nonemployee Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 15,000; provided, however, that (A) in the term of service in which a Nonemployee Director first joins the Board of Directors, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits (provided, further, that, in the event such Nonemployee Director first joins the Board of Directors in the position of Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to three hundred percent (300%) of the number of shares set forth in the foregoing limits), and (B) in the annual term of the Board of Directors in which a Nonemployee Director is designated as independent Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits. The foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued, except that the Administrator may authorize dividend equivalent accruals with respect to such Shares. Each Option shall be evidenced by an Award Agreement. Such Award Agreements shall become effective upon execution by the Company and the Participant. If such an Award Agreement is not executed by the Participant and returned to the

Company on or prior to 90 days after the date the Award Agreement is received by the Participant (or such earlier date as the Administrator may specify), such Option shall terminate unless the Administrator shall determine otherwise. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(2) Disability. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(3) Retirement. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(4) Involuntary Termination Not for Cause. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 90 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(5) Other Reasons. Unless otherwise determined by the Administrator (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Options held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in Section 6(e)(4), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 30 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Administrator may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Option, whichever period is the shorter.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g) Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the Participant an amount, in cash or Shares, equal to the excess of the per Share Fair Market Value of the Shares over the per Share exercise price of the Option times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

(h) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Administrator shall determine at the time of grant or thereafter, a Participant shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the exercise price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the exercise price per Share under the Option multiplied by the number of Shares granted under the Option as to which the right granted under this Section 6(h) shall have been exercised.

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8. Restricted Stock and Deferred Stock Units

(a) Restricted Stock and Deferred Stock Unit Awards. Restricted Stock and Deferred Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Deferred Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Deferred Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Deferred Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Deferred Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Deferred Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Deferred Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Deferred Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Deferred Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Deferred Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Deferred Stock Units, including, with respect to Deferred Stock Units, the duration of the Award Cycle, if any, and (vi) restrictions on the transferability of the Shares or Deferred Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Deferred Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Deferred Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full until the thirty-sixth month following the month in which the Award is granted, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, Disability, Retirement, Termination of Employment by the Company without Cause or by the Participant for Good Reason, or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Deferred Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. At the expiration of an applicable Award Cycle, the Administrator shall evaluate the Company’s performance in light of any performance goals for an Award of Deferred Stock Units, and shall determine the number of Deferred Stock Units granted to the Participant which have been earned, and the Administrator shall then cause to be delivered (A) a number of Shares equal to the number of Deferred Stock Units determined by the Administrator to have been earned, or (B) cash equal to the Fair Market Value of such number of Shares, or (C) a combination of cash and Shares equal to the Fair Market Value of the number of Deferred Stock Units determined by the Administrator to have been earned, as the Administrator shall elect. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Deferred Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Deferred Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Deferred Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Deferred Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Reinvestment of dividends in additional Restricted Stock and/or Deferred Stock Units at the time of any dividend payment shall only be permissible if sufficient Shares are available under Section 5(a) for such reinvestment (taking into account then outstanding Awards).

(g) Deferred Stock Units for Nonemployee Directors. Each Nonemployee Director shall receive an Award of not more than 15,000 Deferred Stock Units, as determined by the Board upon the recommendation of the Administrator, upon his or her first election or appointment to the Board, which Award (i) shall vest ratably over a period that expires in the thirty-sixth month following the month in which the Award is granted, except that the Award shall vest in full upon the Nonemployee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator. In addition, each Nonemployee Director other than the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than 15,000 Deferred Stock Units, and the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than two hundred percent of the number of Deferred Stock Units granted to the other Nonemployee Directors as their annual Deferred Stock Unit award, each as determined by the Board upon the recommendation of the Administrator, which Awards (i) shall vest ratably over the following three annual terms of the Nonemployee Director’s service on the Board, except that the Award shall vest in full upon the Nonemployee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator. Awards to Nonemployee Directors shall be made only in accordance with the foregoing terms, and, except as specifically provided in this Plan, neither the Administrator nor the Board shall have any authority or discretion with respect to such Awards.

9. Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f) Tax Offset Bonuses. At the time an Award other than Options or Stock Appreciation Rights is made under this Plan or at any time thereafter, the Administrator may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Administrator, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Administrator and on such other terms and conditions as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Deferred Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Change in Control; Adjustment of and Changes in the Stock

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(1) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested;

(2) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(3) all Deferred Stock Units outstanding as of the date such Change in Control shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such Deferred Stock Units shall be settled in cash as promptly as is practicable following the Change in Control.

Notwithstanding the foregoing, in no event shall the treatment specified in this Section 12(a)(1), (2) and (3) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change in Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees” (as such term is defined under Section 409A of the Code)), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Administrator determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 12(a)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 12(b); or

(2) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 12(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the shares or assets of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Shares on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(d) Adjustments. The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12(d). In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(d) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award (other than Options or Stock Appreciation Rights) or portion of an Award (other than Options or Stock Appreciation Rights) that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws, provisions or assumptions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company and (vi) amortization of acquisition-related intangible assets.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator in the case of a Nonqualified Stock Option or Stock Appreciation Right granted to a Nonemployee Director or member of the Company’s Executive Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement or engages in any activity in competition with the business of the Company or any Subsidiary or Affiliate, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan, and/or following the exercise or payment of an Award within a period specified by the Administrator, to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution or written policy authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution or policy so authorizing such officer or officers shall specify that the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority shall not exceed the annual allotment of shares approved by the Compensation Committee, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (vii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(f) Foreign Employees. In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Participants on assignments outside their home country.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12(d), no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ National Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

24. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

25. Inclusion of Awards as Part of Mandatory Holdings

The Board or the Compensation Committee may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.

Exhibit B

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

1. TITLE OF PLAN

The title of this plan is the Fairchild Semiconductor International, Inc. Amended and Restated Employee Stock Purchase Plan, hereinafter referred to as the “Plan.”

2. PURPOSE

The Plan is intended to encourage ownership of Common Stock of the Corporation by all Eligible Employees and to provide incentives for them to exert maximum efforts for the success of the Corporation. By extending to Eligible Employees the opportunity to acquire proprietary interests in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible for the Corporation to attract and retain qualified employees. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the “Code”).

3. DEFINITIONS

As used in this Plan:

(a)	“Base Compensation” means the basic or regular salary, plus all overtime, lead premiums and shift differential income received from the Corporation and/or Subsidiaries.

(b)	“Board” means the Board of Directors of the Corporation.

(c)	“Committee” means the Compensation Committee of the Board.

(d)	“Common Stock” means the Common Stock, $.01 par value per share, of the Corporation.

(e)	“Corporation” means Fairchild Semiconductor International, Inc.

(f)	“Eligible Employee” means an Employee eligible to participate in the Plan under the terms of Section 6.

(g)	“Employee” means an employee of the Corporation or a Subsidiary, provided that an interim or temporary employee shall not be considered an Employee unless he or she has performed two years of service with the Corporation or a Subsidiary. An individual who has been classified by the Corporation or a Subsidiary as an independent contractor shall not qualify as an “Employee” for purposes of the Plan, unless a court or governmental agency determines that the individual is an “Employee” for purposes of Treas. Reg. § 1.421-1(h).

(h)	“Participant” means an Eligible Employee that elects to participate in the Plan, as described in Section 6.

(i)	“Participation Period” means a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined pursuant to Section 6.

(j)	“Plan Administrator” means the Committee and the individual or individuals appointed by the Committee under Section 5(a).

(k)	“Subsidiary” means any corporation in which the Corporation controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of stock and which has been designated by the Board as a corporation whose employees may participate in this Plan.

4. STOCK SUBJECT TO THE PLAN

Subject to adjustment from time to time as provided in Section 8, the total number of shares of Common Stock which may be issued under the Plan is 8,000,000, which may be unissued shares, treasury shares or shares bought on the market.

5. ADMINISTRATION

(a)	The Plan shall be administered by the Committee. The Committee may delegate administrative matters relating to the Plan (for the avoidance of doubt, including its authority under Section 5(b)(i) of this Plan, but excluding its authority under Section 5(b)(ii) of this Plan), to such of the Corporation’s officers or employees as the Compensation Committee so determines.

(b)	The Plan Administrator shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

(i)	to construe and interpret the Plan and to establish, amend, and revoke rules and regulations for its administration. The Plan Administrator, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise, and shall correct any defect, supply any omission, reconcile any inconsistency and interpret or resolve any ambiguity in the Plan or in any instrument associated with the Plan in a manner and to the extent it shall deem necessary or appropriate to operation of the Plan; and

(ii)	to the extent not provided in this Plan, to establish the terms under which Common Stock may be purchased, including but not limited to: the purchase price of Common Stock, the commencement date of a Participation Period, the duration of a Participation Period, the number of Participation Periods per year, the minimum and maximum amount of contributions allowable per Participant in a Participation Period, and the number of shares purchasable in a Participation Period.

(c)	The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan.

(d)	The Plan Administrator may adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and shall be deemed to be outside the scope of Section 423 of the Code unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Plan Administrator shall not be required to obtain the approval of stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Eligible Employees participating in the sub-plan are located.

6. ELIGIBILITY AND PARTICIPATION

The persons eligible to participate in the Plan (Eligible Employees) shall consist of all Employees of the Corporation and/or a Subsidiary who are eighteen (18) years of age or older. An Employee shall not be eligible to participate in the Plan for any period of time during which he is employed by the Corporation or a Subsidiary outside the United States if he is not paid from the Corporation or Subsidiary’s United States Payroll during such period.

Unless and until the Plan Administrator determines otherwise, there will be four (4) Participation Periods each calendar year, and they will coincide with the four quarters of the calendar year. In order to participate in the Plan for a particular Participation Period, an Eligible Employee must complete the required enrollment forms and file such forms with the Plan Administrator or its designee no later than the due date prescribed by the Plan Administrator. The enrollment forms will include a payroll deduction authorization directing the Corporation to make payroll deductions from the Participant’s Base Compensation, designated in whole percentages, at a rate not to exceed ten percent (10%) of such Base Compensation per pay period (unless and until the Plan Administrator determines otherwise), for purposes of acquiring Common Stock under the Plan. Unless the Plan Administrator provides otherwise, a Participant’s deduction authorization will continue in effect from Participation Period to Participation Period, unless the Participant ceases participation in the Plan or elects a different rate by filing the appropriate form with the Plan Administrator on the due date designated by the Plan Administrator prior to the first day of the Participation Period for which the new rate is to become effective. Payroll deductions, however, will automatically cease upon termination of the Participant’s right to purchase Common Stock under this Plan.

At the close of each Participation Period, each Participant in the Plan will receive a report indicating:

(a)	the amount of the Participant’s contributions to the Plan during such Participation Period,

(b)	the amount of the contributions applied to the purchase of Common Stock for such Participation Period, and

(c)	the purchase price per share in effect for such Participation Period.

Each Participant will also receive an annual statement after the end of each calendar year which consolidates such information for the Participation Periods occurring within that year.

7. TERMS AND CONDITIONS

An Eligible Employee who participates in this Plan for a particular Participation Period will have the right to acquire Common Stock upon the terms and conditions set forth in this Plan, and must enter into an agreement (which may be the payroll deduction authorization) with the Corporation setting forth such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.

(a)	PURCHASE PRICE. Unless and until the Plan Administrator determines otherwise, the purchase price per share for a Participation Period will be the LESSER of (i) eighty-five percent (85%) of the fair market value of the Common Stock on the date the Participation Period commences or (ii) eighty-five percent (85%) of the fair market value of the Common Stock on the last day of the Participation Period.

The fair market value of a share of Common Stock on any relevant date shall be the closing price of the Common Stock on the New York Stock Exchange on the date in question (or if there shall be no trading on such date, then on the first previous date on which there is trading).

(b)	NUMBER OF SHARES. The number of shares purchasable per Participant per Participation Period will be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during that Participation Period by the purchase price in effect for such Participation Period. Subject to Section 7(k), unless and until the Plan Administrator determines otherwise, the maximum number of shares that may be purchased by an Eligible Employee with respect to a Participation Period is 5,000 shares.

(c)	PAYROLL DEDUCTIONS. The amounts collected from a Participant through payroll deductions will be credited to the Participant’s individual account maintained on the Corporation’s books, but no separate account will actually be established to hold such amounts. Interest will not be credited or paid on any amounts held for, credited or recorded, refunded or otherwise paid over to, for or on behalf of a Participant. The amounts collected from each Participant may be commingled with the general assets of the Corporation and may be used for any corporate purpose.

(d)	TERMINATION OF PURCHASE RIGHTS. A Participant may, through notification to the Plan Administrator or its designee by the due date specified by the Plan Administrator prior to the close of the Participation Period, terminate his or her outstanding purchase right and receive a refund of the amounts deducted from his or her earnings under the terminated right. The Participant will not be eligible to rejoin the Participation Period following the termination of the purchase right and will have to re-enroll in the Plan in accordance with the requirements outlined in Section 6 should he or she wish to resume participation in a subsequent Participation Period.

(e)	TERMINATION OF EMPLOYMENT. If a Participant ceases to be an Employee for any reason during a Participation Period, his or her outstanding purchase right will immediately terminate and all sums previously collected from the Participant under the terminated right will be refunded.

(f)	EXERCISE. Each outstanding purchase right will be exercised automatically as of the last day of the Participation Period. The exercise of the purchase right is to be effected by applying the amount credited to each Participant’s account on the last day of the Participation Period to the purchase of shares of Common Stock at the purchase price in effect for the Participation Period. No purchase rights granted under the Plan may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is believed by the Plan Administrator to be in material compliance with all applicable federal, state, foreign, and other securities and other laws applicable to the Plan. If, on the purchase date during any Participation Period hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no purchase rights granted under the Plan or any Participation Period shall be exercisable on such purchase date. If, on the purchase date under any Participation Period hereunder, the shares of Common Stock are not registered and the Plan is not in such compliance, purchase rights granted under the Plan which are not in compliance shall not be exercisable and all payroll deductions and/or other contributions accumulated during the Participation Period shall be refunded to the Participants, unless the Plan Administrator determines to extend the Participation Period. The provisions of this Section 7(f) shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

(g)	PRORATION OF PURCHASE RIGHT. Should the total number of shares of Common Stock for which the outstanding purchase rights are to be exercised on any particular date exceed the number of shares then available for issuance under the Plan, the available shares will be allocated pro-rata on a uniform and non-discriminatory basis, and any amounts credited to the accounts of Participants will, to the extent not applied to the purchase of Common Stock, be promptly refunded.

(h)	RIGHTS AS STOCKHOLDER. A Participant will have no rights as a stockholder with respect to shares subject to any purchase right held by such individual under the Plan until that right is exercised and Common Stock is credited to the Participant’s account. No adjustments will be made for any dividends or distributions for which the record date is prior to such date.

(i)	RECEIPT OF STOCK. As soon as practicable after the end of the Participation Period, the Participant will be entitled to receive either a stock certificate for the number of purchased shares or confirmation from a broker designated by the Corporation that the Participant’s account at the broker has been credited with the number of purchased shares.

(j)	ASSIGNABILITY. No purchase right granted to a Participant will be assignable or transferable and a purchase right will be exercisable only by the Participant.

(k)	LIMITATIONS. Payroll deductions for purchase rights during a calendar year shall cease when such deductions for a Participant exceed $25,000 (or such other maximum as may be prescribed from time to time by the Code) in accordance with the provisions of Section 423(b)(8) of the Code. No Participant shall be granted a right to purchase Common Stock under this plan:

(i)	if such Participant, immediately after his or her election to purchase the Common Stock, would own stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Corporation or its parent or subsidiary, computed in accordance with Section 423(b)(3) of the Code; or

(ii)	if under the terms of the Plan the rights of the Participant to purchase stock under this and all other qualified employee stock purchase plans of the Corporation would accrue at a rate which exceeds $25,000 of fair market value of the Common Stock (determined at the time such right is granted) for each calendar year for which such right is outstanding at any time.

(l)	NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Plan or in any purchase right under the Plan shall confer on any Employee any right to continue in the employment of the Corporation or any of its Subsidiaries or to interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate his or her employment at any time.

8. ADJUSTMENT IN NUMBER OF SHARES AND IN PURCHASE PRICE

In the event there is any change in the shares of the Corporation through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the Board shall make appropriate adjustments in the number of shares available for purchase under the Plan, as well as the shares subject to purchase rights and purchase price thereof, and shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances, and its determination shall be final, binding and conclusive.

9. AMENDMENT OF THE PLAN.

The Board at any time, and from time to time, may amend the Plan, provided, that no amendment will be made without shareholder approval, where such approval is required under Section 423 of the Code or other applicable laws or regulations, including the rules and regulations of any applicable securities exchange.

The rights and obligations with respect to purchase rights at any time outstanding under the Plan may not be altered or impaired by any amendment of the Plan, except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws or regulations, or (iii) as necessary to ensure that the Plan and/or purchase rights granted under the Plan comply with the requirements of Section 423 of the Code.

10. TERMINATION OR SUSPENSION OF PLAN

The Board may at any time suspend or terminate the Plan, but no such action may adversely affect the Participants’ rights and obligations with respect to purchase rights which are at the time outstanding under the Plan, except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws or regulations, or (iii) as necessary to ensure that the Plan and/or purchase rights granted under the Plan comply with the requirements of Section 423 of the Code. No Participation Period may commence while the Plan is suspended or after it is terminated.

11. GOVERNING LAW

To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Maine.

12. EFFECTIVE DATE

The Plan originally became effective on January 1, 2000, subject to approval of the Corporation’s shareholders in accordance with Section 423 of the Code. The first amendment and restatement of the Plan shall become effective upon its adoption by the Board, subject to approval of the Corporation’s shareholders in accordance with Section 423 of the Code.

C123456789
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND “FOR” ALL OTHER MATTERS IDENTIFIED BELOW.

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A	Election of Directors

1. Nominees:	For	Withhold		For	Withhold	Instruction:

01 - Charles P. Carinalli 02 - Randy W. Carson 03 - Anthony Lear 04 - Thomas L. Magnanti	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	05 - Kevin J. McGarity 06 - Bryan R. Roub 07 - Ronald W. Shelly 08 - Mark S. Thompson	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the Annual Meeting in connection with the election of Directors. To specify different instructions with regard to cumulative voting, or to withhold authority to vote for any particular nominee, write your instructions below.

B	Issues

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to approve stock option exchange program for employees other than directors and executive officers.	☐	☐	☐	3.	Proposal to amend and approve the Fairchild Semiconductor 2007 Stock Plan.	☐	☐	☐

4.	Proposal to approve amendment and restatement of the Employee Stock Purchase Plan.	☐	☐	☐	5.	Proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for 2009.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right	☐
if you plan to attend the Annual Meeting.

YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Fairchild Semiconductor International, Inc.	+

82 Running Hill Road, South Portland, ME 04106

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 6, 2009

The undersigned hereby appoints PAUL D. DELVA and KEITH M. RODDA, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Company’s executive offices at 82 Running Hill Road, South Portland, Maine, on Wednesday, May 6, 2009, at 8:00 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the notice of annual meeting of stockholders and proxy statement, dated April 3, 2009, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

The nominees for election as directors are (01) Charles P. Carinalli, (02) Randy W. Carson, (03) Anthony Lear, (04) Thomas L. Magnanti, (05) Kevin J. McGarity, (06) Bryan R. Roub, (07) Ronald W. Shelly, and (08) Mark S. Thompson.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN IN THE ACCOMPANYING ENVELOPE.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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¢	YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+